EXHIBIT 10.1

CONTRIBUTION AND DISTRIBUTION AGREEMENT

by and among

Emmis Communications corporation,

MEDIACO HOLDING INC.

and

SG BROADCASTING LLC

DATED AS OF JUNE 28, 2019

i

(continued)

ii

(continued)

iii

(continued)

Emmis/Mediaco Disclosure Schedules

Schedule 2.1(b)(i)	FCC Licenses
Schedule 2.1(b)(ii)	Personal Property
Schedule 2.1(b)(iii)	Real Estate Leases
Schedule 2.1(b)(iv)	Assumed Contracts
Schedule 2.1(b)(v)	Station Intellectual Property
Schedule 2.1(c)(xi)	Excluded Assets
Schedule 2.6	Shared Contracts
Schedule 5.3	Capitalization of Mediaco
Schedule 5.4	Subsidiaries
Schedule 5.6	Conflicts in the Material Contracts
Schedule 5.7	Litigation
Schedule 5.9	Assets
Schedule 5.9(b)	Permitted Encumbrances
Schedule 5.9(c)	Overhead and Shared Services
Schedule 5.12	Compliance with Laws
Schedule 5.14(b)	Emmis Tax Basis Estimate
Schedule 5.16(b)	Broker’s Fees; Transaction Bonuses
Schedule 5.23	Claims Against Third Parties
Schedule 5.24	Station Intellectual Property
Schedule 9.14	Guaranties
Schedule 12.1	Station Employees

Exhibits

Exhibit A	Emmis Promissory Note
Exhibit B	Restated Articles of Mediaco
Exhibit C	Employee Leasing Agreement
Exhibit D	Management Agreement
Exhibit E	[intentionally omitted]
Exhibit F	Local Marketing Agreement
Exhibit G	Shared Services Agreements

iv

CONTRIBUTION AND DISTRIBUTION AGREEMENT

This CONTRIBUTION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of June 28, 2019, is entered into by and between Emmis Communications Corporation, an Indiana corporation (“Emmis”), Mediaco Holding Inc., an Indiana corporation and a wholly-owned direct Subsidiary of Emmis (“Mediaco”), SG Broadcasting LLC, a Delaware limited liability company (“Purchaser” and, collectively with Emmis and Mediaco, the “Parties” and each, a “Party”), and solely for purposes of the guaranty of Purchaser’s obligations in Section 3.2(c), Standard General L.P.

RECITALS

WHEREAS, Emmis operates the following radio stations (each, a “Purchased Station” and, together, the “Purchased Stations”) through its Subsidiaries, including Emmis License Corporation of New York, WBLS-WLIB LLC, and WBLS-WLIB License LLC:

WBLS-FM
WQHT-FM;

WHEREAS, Mediaco is a newly-formed, indirect wholly-owned Subsidiary of Emmis;

WHEREAS, prior to the Distribution, upon and subject to the terms and conditions set forth in this Agreement, including the terms set forth in Section 2.3, Section 2.4 and Section 2.6, Emmis shall: (a) cause the Mediaco Assets held by any member of the Emmis Group to be transferred, assigned, delivered and conveyed to Mediaco; and (b) cause the Mediaco Liabilities to which any member of the Emmis Group is subject to be accepted and assumed by Mediaco (the foregoing clauses (a) and (b), as may be amended pursuant to Section 2.1(h), are referred to as the “Initial Contribution”);

WHEREAS, in consideration for the Initial Contribution, at Closing (a) Mediaco will pay Emmis the sum of $91,500,000 (the “Emmis Purchase Price”), (b) Mediaco will issue a promissory note in the form of Exhibit A attached to this Agreement, payable by Mediaco to the order of Emmis, in the original principal amount of $5,000,000 (the “Emmis Promissory Note”), and (c) Emmis shall receive a number of shares of the Class A Common Stock, par value $0.01 per share, of Mediaco (“Class A Common Stock”), which, together with any shares previously issued to Emmis Operating Company, shall constitute all of the issued and outstanding Class A Common Stock and represent a 23.72% equity ownership interest in Mediaco as of the completion of the Closing;

WHEREAS, simultaneously with the Initial Contribution, upon and subject to the terms and conditions set forth in this Agreement, Purchaser agrees to purchase at the Closing and Mediaco agrees to sell and issue to Purchaser (the “Purchaser Investment”) for an aggregate purchase price of cash in the amount of $91,500,000, a number of shares of the Class B Common Stock, par value $0.01 per share, of Mediaco (“Class B Common Stock”), which shall constitute all of the issued and outstanding Class B Common Stock and represent a 76.28% equity ownership interest in Mediaco as of the completion of the Closing;

WHEREAS, the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of Mediaco (including the respective voting rights of the Class A Common Stock, which shall be entitled to one (1) vote per share and the Class B Common Stock, which shall be entitled to ten (10) votes per share) shall be set forth in the Amended and Restated Articles of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Articles”) and to be filed upon the Closing;

WHEREAS, immediately following the Initial Contribution, upon and subject to the terms and conditions set forth in this Agreement, Emmis will distribute on a pro rata basis (the “Distribution”) all of the issued and outstanding shares of Class A Common Stock held by the Emmis Group (as defined below) to the holders as of the Record Date (as defined herein) of the outstanding shares of Class A and Class B common stock, par value $0.01 per share, of Emmis (the “Emmis Common Stock”).

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1General. The definitions contained in the preamble and recitals set forth above are incorporated in and made part of this Agreement. As used in this Agreement, if not otherwise defined herein, the following terms shall have the following meanings:

“Accounting Firm” means Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, the office of an impartial nationally recognized firm of independent certified public accountants mutually agreed by Emmis and Purchaser.

“Accounts Receivable” has the meaning set forth in Section 2.1(b)(vi).

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Time, no member of either Group shall be deemed an Affiliate of any member of the other Group.

“Agent” means the distribution agent agreed upon by Emmis and Purchaser, to be appointed by Emmis to distribute the shares of Class A Common Stock pursuant to the Distribution.

“Agreement” has the meaning set forth in the Preamble.

“Asset” means any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, current or long-term.

“Assumed Contract” has the meaning set forth in Section 2.1(b)(iv).

“Benefit Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, worker’s compensation or other insurance, severance, separation or other benefit plan, practice, policy or arrangement, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class A Valuation Statement” has the meaning set forth in Section 9.19(d).

“Class B Common Stock” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means all confidential or proprietary information concerning a Party and/or its Subsidiaries which, prior to or following the Closing, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions or any other provision of this Agreement or any other Transaction Agreement (except to the extent that (i) such information can be shown to be or have become generally available to the public other than as a result of an act or omission by the receiving Party or any of its Representatives, (ii) a receiving Party receives or has received such information on a non-confidential basis from a source other than the providing Party or any of its Representatives, provided that such source is not known to the receiving Party to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, (iii) such information is already known by the receiving Party as evidenced by contemporaneous competent proof, or (iv) such information is independently developed by the receiving Party after the date hereof without reference to the Confidential Information of the disclosing Party or its Subsidiaries and without a breach of this Agreement).

“Confidentiality Agreement” means the Non‑Disclosure Agreement by and between Emmis and Purchaser, dated as of January 31, 2019.

“Consent” means any approval, authorization, clearance, consent, ratification, permission, exemption or waiver, or the expiration, lapse or termination of any waiting period (including any extension thereof).

“Contract” means any contract, agreement or binding arrangement or understanding, whether written or oral and whether express or implied, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Dataroom” means the electronic data room established by Merrill DatasiteOne on behalf of Emmis located at https://datasiteone.merrillcorp.com/global/ under code name “Project D Dataroom.”

“Debt Financing” has the meaning set forth in Section 9.14(b).

“Delayed Transfer Assets” has the meaning set forth in Section 2.3(a).

“Delayed Transfer Liabilities” has the meaning set forth in Section 2.3(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Time” means the time established by Emmis as the effective time of the Distribution on the Closing Date.

“Emmis” has the meaning set forth in the Preamble.

“Emmis Business” means all of the businesses and operations conducted by the Emmis Group, other than the Mediaco Business, at any time, whether prior to, on or after the Closing Date.

“Emmis Common Stock” has the meaning set forth in the Recitals.

“Emmis Group” means Emmis and the Emmis Subsidiaries.

“Emmis Plan” means any (i) Benefit Plan which is established, sponsored or maintained by Emmis or any ERISA Affiliate, (ii) any Benefit Plan with respect to which Emmis or any ERISA Affiliate has or could reasonably be expected to have any direct or indirect liability or (iii) any Benefit Plan covering or providing for compensation or benefits for any current or former employee or independent contractor of Emmis or any ERISA Affiliate.

“Emmis Promissory Note” has the meaning set forth in the Recitals.

“Emmis Share Number” has the meaning set forth in Section 7.5.

“Emmis Stockholders” means the stockholders of Emmis.

“Emmis Stock Consideration” shall have the meaning set forth in Section 3.1(a).

“Emmis Subsidiaries” means all direct and indirect Subsidiaries of Emmis other than Mediaco and the Mediaco Subsidiaries.

“Emmis/Mediaco Disclosure Schedules” means the disclosure schedules delivered by Emmis and Mediaco to Purchaser concurrently herewith.

“Employee Leasing Agreement” mean the Employee Leasing Agreement by and between Emmis and Mediaco in the form attached as Exhibit C, and to be executed and delivered, on or prior to, the Closing.

“Encumbrances” means all liens (statutory or otherwise), security interests, hypothecations, indentures, preferences, priorities, easements, rights of way, pledges, bailments (in the nature of a pledge or for purposes of security), mortgages, deeds of trusts, covenants, grants of power to confess judgment, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), claims, options, encroachments, encumbrances or other restrictions of any kind, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature and restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.

“Equity Commitment Letter” has the meaning set forth in 6.8.

“Equity Financing” has the meaning set forth in 6.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with Emmis or any of its Affiliates, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Emmis or any of its Affiliates is or has been a general partner, or any predecessor of the foregoing.

“Estimated Closing Adjustment” has the meaning set forth in Section 3.1.

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Excluded Liabilities” has the meaning set forth in Section 2.1(e).

“FCC” means the Federal Communications Commission.

“FCC Applications” means the application or applications that the Parties must file with the FCC requesting its consent to the assignment of the FCC Licenses from the applicable Emmis Subsidiaries to Mediaco as it is proposed to be owned subsequent to the Closing.

“FCC Consents” shall mean the action or actions by the FCC granting or approving the FCC Applications.

“FCC Licenses” means all licenses, permits, consents, approvals, authorizations, and orders, any applications therefor and for facilities modifications, any renewals, extensions, or modifications thereof, and any waivers or special temporary authorizations, in each case issued to Emmis or its Subsidiaries by the FCC relating to the Purchased Stations.

“Fraud” means common law fraud with respect, and limited, to the making of the representations and warranties set forth in this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over Emmis, Mediaco or Purchaser, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

“Group” means the Emmis Group or the Mediaco Group, as the case may be.

“Hazardous Substances” means any substance or material regulated or classified as a hazardous waste or hazardous substance under applicable Environmental Laws.

“Information” means all lists of customers, records pertaining to customers and accounts, copies of Contracts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records, data and other information of every kind (whether in paper, electronic, microfilm, computer tape or disc, magnetic tape or any other form).

“Initial Contribution” has the meaning set forth in the Recitals.

“Intellectual Property” means, collectively, all intellectual property and similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to (i) patents and patent applications, utility models and utility model applications, together with any divisionals, continuations, continuations‑in‑part, reissues, renewals, re‑examinations, provisionals, and extensions of the foregoing; (ii) inventor’s certificates and invention disclosures; (iii) copyrightable works of authorship, and copyrights (including any registrations, applications for registration and renewals for the foregoing), moral rights, rights of publicity and rights of privacy; (iv) trademarks and service marks (including those which are protected without registration), trade names, corporate names, logos, slogans, taglines, trade dress, design rights, and other indicia of source or origin (collectively “Trademarks”) together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing; (v) Internet domain names, social media user names/accounts and uniform resource locators; (vi) databases and data collections; (vii) unpatented inventions (whether or not patentable and whether or not reduced to practice), trade secrets, know‑how and confidential or proprietary information, including (in whatever form or medium) discoveries, ideas, compositions, drawings, plans, proposals, specifications, processes, procedures, data, information, manuals, reports, financial, marketing and business data, pricing and cost information, correspondence and notes; (viii) copyrights and other intellectual property rights with respect to Software; (ix) all claims and rights related to any of the foregoing, including the right to sue and recover for present and future infringement or other violation of any of the foregoing; and (x) all documents in whatever format.

“Intended Tax Treatment” has the meaning set forth in Section 9.19(a).

“IP Limiting Contract” means any Contract that materially limits, restricts or impairs the ability to use, register, or enforce any Owned Station IP in a manner substantially consistent with the manner in which it has been used, registered or enforced during the twelve (12) months prior to the Closing Date, including any Contracts entered into in connection with any settlement, co-existence or non-compete arrangement.

“Knowledge” means (i) with respect to Emmis, the actual knowledge of Jeffrey H. Smulyan, Patrick M. Walsh, Ryan Hornaday and J. Scott Enright, and (ii) with respect to the Purchaser, the actual knowledge of Soohyung Kim, David Glazek and Gail Steiner; provided, that, each such individual will be deemed to have knowledge of a fact or other matter that a reasonably prudent individual could be expected to have in the course of such individual’s duties with respect to the Emmis Group or Purchaser, as the case may be.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, Order, injunction, decree, arbitration award, agency requirement, license, treaty or permit of any Governmental Authority.

“Lease” means any lease, sublease, license or other agreement governing any leasehold or subleasehold estates and other similar rights of a Person to use or occupy any land, buildings, structures or other improvements on such land.

“Lease Deposits” has the meaning set forth in Section 2.1(b)(iii).

“Leased Real Property” has the meaning set forth in Section 2.1(b)(iii).

“Lender” has the meaning set forth in Section 9.14(b).

“Liability” or “Liabilities” means all debts, liabilities, obligations, Losses, interest and penalties of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Licensed Station IP” means all Intellectual Property owned by a third party that is used by any member of the Emmis Group under a written license or sublicense and that relates to the operation of the Mediaco Business.

“Litigation Matters” means all demands, actions, claims, charges, grievances, complaints, arbitrations, mediations, proceedings, inquiries, reviews, audits, hearings, pending or threatened litigation, investigations, suits, countersuits or other legal matters of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Authority, private arbitration organization or pursuant to a collective bargaining agreement, in the case of each of the foregoing, that have been or may be asserted against, or otherwise adversely affect, Emmis or Mediaco (or members of either Group).

“Local Marketing Agreement” has the meaning set forth in Section 4.3(d).

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines, and costs and expenses (including interest, penalties, reasonable fees and expenses of attorneys, auditors, consultants and other agents and all amounts paid in investigation, defense or settlement of any of the foregoing); provided, however, that “Losses” shall not include any incidental, consequential, special or punitive damages, lost profits, lost revenues or diminution in value, except to the extent actually awarded to a Governmental Authority or other third party in a third party claim.

“Management Agreement” mean the Management Agreement by and between Emmis and Mediaco in the form attached as Exhibit D, and to be executed and delivered, on or prior to, the Closing.

“Material Adverse Effect” means any event, transaction, condition, change or effect that (individually or in the aggregate with all other such events, transactions, conditions, changes or effects) has had, or would reasonably be expected to have, a material adverse effect on the Mediaco Assets, or on the business, assets, liabilities, financial condition or results of operations of the business of the Purchased Stations, taken as a whole; provided, however, that for purposes of determining whether any Material Adverse Effect shall have occurred, there shall be excluded and disregarded any event, transaction, condition, change or effect resulting from or relating to (i) general business or economic conditions, or conditions generally affecting the industry in which the business of the Purchased Stations operates which do not disproportionately impact the business of the Purchased Stations, (ii) any changes in financial or securities markets in general; (iii) any change in accounting requirements or principles or in any applicable Laws, (iv) the compliance with the terms of, or the taking of any action expressly required by, this Agreement, (v) acts of terrorism or military action or the threat or escalation thereof, (vi) actions taken by any Person that are attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of Mediaco or Purchaser, and (vii) any existing event, occurrence or circumstance expressly described on a Schedule hereto, solely to the extent such event, occurrence or circumstance is described as a potentially adverse matter therein.

“Material Assumed Contract” has the meaning set forth in Section 2.1(b)(iv).

“Material Shared Contract” has the meaning set forth in Section 2.6.

“Mediaco” has the meaning set forth in the Preamble.

“Mediaco Assets” has the meaning set forth in Section 2.1(b).

“Mediaco Business” means the business of the Purchased Stations, as conducted and operated by Emmis and its Subsidiaries at any time during the twelve (12) month period prior to the Closing.

“Mediaco Current Assets” means Accounts Receivable, prepaid assets and other current assets with respect to the Purchased Stations (but excluding any intercompany receivable or payable balance with Emmis); provided, however, that Mediaco Current Assets shall not include trade or barter arrangements except to the extent that the balance of the consideration to be received at or after Closing under all such arrangements exceeds the aggregate net liability for the contracted balance of the air time remaining as of Closing under all such arrangements by more than $50,000 for the Purchased Stations.

“Mediaco Current Liabilities” means accounts payable, accrued expenses, and other current liabilities with respect to the Purchased Stations (but excluding any intercompany receivable or payable balance with Emmis); provided, however, that Mediaco Current Liabilities shall not include (i) the current portion of operating lease liabilities, or (ii) trade or barter arrangements except to the extent that the aggregate net liability for the contracted balance of the air time remaining as of Closing under all such arrangements exceeds the balance of the consideration to be received at or after Closing under all such arrangements by more than $50,000 for the Purchased Stations.

“Mediaco Entities” mean Mediaco and each of the Mediaco Subsidiaries.

“Mediaco Form 10” shall mean the registration statement on Form 10 to be filed by Mediaco with the SEC under the Securities Exchange Act of 1934, as amended, in connection with the Distribution, including any amendment or supplement thereto.

“Mediaco Group” means Mediaco and the Mediaco Subsidiaries.

“Mediaco Liabilities” has the meaning set forth in Section 2.1(b).

“Mediaco License Entity” means a wholly-owned subsidiary of Mediaco to which the FCC Licenses will be transferred in connection with the Initial Contribution.

“Mediaco Subsidiaries” means the Subsidiaries of Emmis that will be contributed, directly or indirectly, to Mediaco in connection with the Initial Contribution, if any, and Mediaco License Entity.

“Missing IP” means any Intellectual Property that is owned or has been licensed to be used by a member of the Emmis Group and that is or has been used in connection with the business of the Purchased Stations at any time within the twelve (12) months prior to the date hereof, in each case where the lack of such Intellectual Property may cause an adverse impact on the business of the Purchased Stations, except for an impact that is “de minimis.”

“Multiemployer Plans” has the meaning set forth in Section 5.21(m).

“Net Collected Working Capital” means the difference between (A) the Accounts Receivable collected by Mediaco following Closing plus the value of other Mediaco Current Assets (excluding any uncollected Accounts Receivable), minus (B) the amount of Mediaco Current Liabilities actually paid and settled by Mediaco following Closing.

“Notice of Disagreement” has the meaning set forth in Section 3.1(f).

“Owned Station IP” means all Intellectual Property owned or purported to be owned by any member of the Emmis Group and used in the operation of the Mediaco Business.

“Order” means any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, settlement, ruling, restriction, charge or writ of any Governmental Authority, whether temporary, preliminary or permanent.

“Parties” has the meaning set forth in the Preamble.

“Permit” means any permit, franchise, certificate, consent, clearance, waiver, notification, authorization, approval, registration or license granted by or obtained from any Governmental Authority in accordance with applicable Law, other than the FCC Licenses.

“Permitted Encumbrances” means (i) those items set forth in Section 5.9(b) of the Emmis/Mediaco Disclosure Schedules; (ii) liens for Taxes not yet due and payable; (iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of any Mediaco Entity or the Assets, as applicable; (iv) zoning ordinances and easements, rights of way, other similar encumbrances on, over or affecting the Leased Real Property provided the same do not materially interfere with the operation of the Leased Real Property, individually or in the aggregate; (v) statutory liens in favor of Third Party Landlords, provided the same do not materially detract from the value of the affected Real Estate Lease, materially interfere with the operation of the Leased Real Property, or individually or in the aggregate have a Material Adverse Effect on the Leased Real Property as currently operated; (vi) liens released at or prior to Closing and thus not encumbering the Mediaco Assets following Closing; or (vii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of any Mediaco Entity.

“Person” means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any that is a Governmental Authority.

“Personal Information” means any information or data that alone or in combination with other information identifies or can be used to identify, directly or indirectly, an individual natural Person, including (a) name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), information about an individual’s personality, personal status, intimate affairs, health, vocational qualifications opinions or beliefs, educational or employment information, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (b) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (d) Internet Protocol address, unique identifiers or other persistent identifiers. Personal information includes information in any form, including paper, electronic and other forms.

“Personal Property” has the meaning set forth in Section 2.1(b)(ii).

“Privacy and Information Security Requirements” mean, collectively, all Laws worldwide relating to the processing, privacy or security of Personal Information and all guidance issued thereunder, including the European Union Data Protection Directive (EU Directive 95/46/EC) and all laws implementing it and any successor legislation thereto (including the EU General Data

Protection Regulation (EU) 2016/679), Section 5 of the Federal Trade Commission Act, the CAN SPAM Act, Children’s Online Privacy Protection Act, state data breach notification laws, state data security laws, and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e‑mail marketing, telemarketing and text messaging), tracking and marketing, including the Telephone Consumer Protection Act.

“Privileged Information” means with respect to either Group, Information regarding a member of such Group or any of its operations, Assets or Liabilities (whether in documents or stored in any other form (electronic or tangible) or known to its Representatives) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement, any other Transaction Agreement or otherwise.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchased Station” and “Purchased Stations” have the meanings set forth in the Recitals.

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Stock Consideration” shall have the meaning set forth in Section 2.2(b).

“Qualified Plan” has the meaning set forth in Section 5.21(d).

“Real Estate Leases” has the meaning set forth in Section 2.1(b)(iii).

“Record Date” means the close of business on the date to be determined by the Board of Directors of Emmis as the record date for determining stockholders of Emmis entitled to participate in the Distribution.

“Related Parties” means, with respect to any Person, such Person’s present, former and future Representatives and each of their respective heirs, executors, successors and assigns.

“Representative” means, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity with such Person’s approval on its behalf, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Restated Articles” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Settlement Statement” has the meaning set forth in Section 3.1(d).

“Shared Contracts” means Contracts to which Emmis or any of its Affiliates is a party pursuant to which the counterparty currently provides products or services to, or licenses Intellectual Property for use in, both the Mediaco Business and the Emmis Business, but excluding Assumed Contracts and Contracts under which products or services are provided to, or Intellectual Property is licensed for use in, the Mediaco Business in connection with overhead or shared services and charged directly or indirectly to the Mediaco Business as corporate overhead.

“Shared Services Agreements” has the meaning set forth in Section 4.3(d).

“Software” means computer software, computer programs, data files, source code, object code, middleware, application program interfaces and libraries.

“Solvent” means, with regard to any Person, that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated and disputed liabilities, (ii) such Person has sufficient capital and liquidity with which to conduct its business and (iii) such Person has not incurred and does not plan to incur debts beyond its ability to pay such debts as they mature or become due.

“Station Employees” has the meaning set forth in Section 12.1.

“Station Intellectual Property” has the meaning set forth in Section 2.1(b)(v).

“Station IT Assets” means all websites, Software, databases, systems (telecommunications and otherwise), servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case to the extent used in connection with the Purchased Stations and not constituting an Excluded Asset.

“Station Plan” means any Emmis Plan covering or providing for compensation or benefits for any Station Employee.

“Subsidiary” means, with respect to any Person (but subject to the proviso in the definition of Affiliate), a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in (A) the equity or (B) the interest in the capital or profits thereof, (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any Contract with any other Person (other than a Contract the principle subject of which is not Taxes) with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Basis Statement” has the meaning set forth in Section 9.19(b).

“Tax Purposes” shall mean for U.S. federal income tax purposes together with any state and local tax purposes to the extent following U.S. federal income tax principles.

“Total Emmis Consideration” shall mean the sum of (i) the Emmis Purchase Price as adjusted pursuant to this Agreement, (ii) the balance of the Emmis Promissory Note immediately after the Closing, and (iii) the fair market value of the Emmis Stock Consideration as set forth in the Class A Valuation Statement, as may be revised and finally determined pursuant to Section 9.19(b).

“Third-Party Claim” means any Litigation Matter by or before any Governmental Authority asserted by a Person who or which is neither a Party nor a controlled or jointly controlled Affiliate of a Party.

“Third-Party Landlord” means the applicable third-party landlord under each of the Leases.

“Transaction Agreements” means this Agreement, the Management Agreement,  the Employee Leasing Agreement, the Local Marketing Agreement, the Shared Services Agreements and all other documents required to be delivered by any party on the Closing Date pursuant to this Agreement or otherwise delivered by any party on or about the Closing Date to effectuate the Transactions (including any bills of sale, assignments and assumptions, certificates of title and all other instruments of sale, transfer, assignment, conveyance and delivery that are delivered in connection with the consummation of the Transactions).

“Transactions” means the Initial Contribution, Distribution and Purchaser Investment.

“WBLS Leased Real Property” the tower site used by WBLS in the Meadowlands, New Jersey, that is part of the Leased Real Property.

Section 1.2Construction. When a reference is made in this Agreement to an Article, Section, or Schedule, such reference shall be to an Article or Section of this Agreement or to a Schedule in the Emmis/Mediaco Disclosure Schedules unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to June 28, 2019 (or the date of which the relevant Transaction Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof). The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires.

Section 1.3References to Time. All references in this Agreement to times of the day shall be to New York City time.

Article II

The INITIAL Contribution and Purchaser investment

Section 2.1Contribution and Transfer of Mediaco Assets and Mediaco Liabilities.

(a)On the terms and subject to the conditions set forth in this Agreement, including Section 2.1(h), Section 2.3, and Section 2.6 and, in the case of Information, Article X, effective on or prior to the Closing Date, and in any event immediately prior to the Distribution Time, Emmis shall and shall cause its Affiliates to, consummate the transactions contemplated hereby, including the Initial Contribution. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date:

(i)Emmis shall transfer, assign, deliver and convey to Mediaco all of its right, title and interest in and to the Mediaco Assets; and

(ii)Emmis shall transfer, assign, deliver and convey to Mediaco all of the Mediaco Liabilities.

(b)Transfer of Assets of the Purchased Stations. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, immediately prior to the Distribution, Emmis shall (or shall cause its Subsidiaries to) sell, assign, transfer, convey and deliver to Mediaco (or Mediaco License Entity, in the case of the FCC Licenses), in each case free and clear of all Encumbrances (other than Permitted Encumbrances), (i) all of the assets, interests, property and rights of Emmis and its Subsidiaries used primarily in the operation of the Purchased Stations (collectively, and together with those assets, properties and rights allocated to Mediaco under Section 2.1(f), the “Mediaco Assets”), and (ii) the Mediaco Liabilities, but excluding the Excluded Assets and subject to Section 2.1(f). Except for the Excluded Assets and subject to Section 2.1(f), the Mediaco Assets shall include, but not be limited to, those items set forth in subsections (i) - (x) below:

(i)all FCC Licenses relating to the Purchased Stations, including those listed on Section 2.1(b)(i), together with renewals or modifications thereof between the date hereof and the Closing Date;

(ii)all equipment, furniture, fixtures, materials and supplies, fixed assets, production equipment, computers, computer servers, telephone systems, cell phones, smart phones, personal data assistants, personal computers and similar devices, tablets, leasehold improvements, inventories, vehicles, towers, transmitters, antennas, receivers, spare parts and other tangible personal property owned by any Subsidiary of Emmis and used primarily in the operation of the Purchased Stations, including the property listed on Section 2.1(b)(ii), together with replacements thereof and additions thereto made between the date of such Schedule and the Closing Date, but excluding any such property disposed of in the ordinary course of business before the date hereof or in accordance with Section 9.2(d) subsequent to the date hereof (collectively, the “Personal Property”);

(iii)the real estate leases listed and described on Section 2.1(b)(iii) (collectively, the “Real Estate Leases” and the premises thereunder, the “Leased Real Property”), including any security deposits thereunder (the “Lease Deposits”);

(iv)all Contracts of any member of the Emmis Group relating primarily to the Purchased Stations, including those listed on Section 2.1(b)(iv) (together with the Real Estate Leases, the “Assumed Contracts”) (but excluding any employment agreement and any other Emmis Plan except to the extent transferred and assumed pursuant to, and upon termination or expiration of, the Employee Leasing Agreement), which Section 2.1(b)(iv) lists all Contracts with an annual cost of at least $50,000 per year or $150,000 over the term of the Contract and all Contracts otherwise material to the Purchased Stations, in each case unless terminable without penalty by notice of ninety (90) days or less and not otherwise material (together with the Real Estate Leases, the “Material Assumed Contracts”), and including agreements for the sale of advertising time on the Purchased Stations existing as of Closing;

(v)all of Emmis’ right, title and interest in and to all Intellectual Property owned by any member of the Emmis Group, all in whatever form or medium, including all goodwill, if any, associated with the foregoing, that is primarily used in the operation of the Purchased Stations, including the items listed on Schedule 2.1(b)(v) hereto, together with the Contracts listed on Schedule 2.1(b)(v) (with respect to Shared Contracts, to the extent used in Operation of the Purchased Stations and all Intellectual Property used or held by any member of the Emmis Group under such Contracts (with respect to Shared Contracts, to the extent used in Operation of the Purchased Stations) (all such Intellectual Property included in the Mediaco Assets, collectively, the “Station Intellectual Property”);

(vi)all accounts receivable and other rights to payment arising from the operation of the Purchased Stations prior to Closing (the “Accounts Receivable”);

(vii)any prepaid assets and  other current assets (but excluding any intercompany receivable or payable balance with Emmis) with respect to the Purchased Stations;

(viii)each Purchased Station’s public inspection file, filings with the FCC relating to the Purchased Stations, all records required by the FCC to be kept by the Purchased Stations, all records relating to the Real Estate Leases and the Personal Property, and such technical information, engineering data, and, to the extent transferable, rights under manufacturers’ warranties as they exist at the Closing and directly related to the Assets being conveyed hereunder;

(ix)electronic or paper copies of all books and records related to the Purchased Stations, including proprietary information, financial data and information, technical information and data, operating manuals, data, studies, records, reports, ledgers, files, correspondence, computer files, plans, diagrams, blueprints and schematics for the Purchased Stations and including computer readable disk or tape copies of any items stored on computer files, together with original registration certificates for Trademarks included in the Station Intellectual Property to the extent in possession of the Emmis Group;

(x)all Permits of the Emmis Group (other than FCC Licenses) used primarily in the operation of the Purchased Stations and to conduct the business of the Purchased Stations, to the extent transferable;

(xi)all claims and rights of action (A) against any third party that arise out of the use of any of the Mediaco Assets by the Emmis Group following the Closing or (B) against any person relating to any of the Mediaco Assets or Mediaco Liabilities, in each case to the extent attributable to the period of time following the Closing; and

(xii)all goodwill associated with the other Mediaco Assets and the business of the Purchased Stations.

(c)Excluded Assets. The following assets of the Emmis Group shall not be transferred to Mediaco hereunder (collectively, the “Excluded Assets”):

(i)all cash and cash equivalents of the Emmis Group;

(ii)any insurance policies, and any cash surrender value in regard thereto, of any member of the Emmis Group;

(iii)any Emmis Plan or other Benefit Plan and the assets thereof;

(iv)any interest in and to any refunds of Taxes or other charges of Governmental Authorities with respect to the Purchased Stations for periods prior to the Closing;

(v)the “Emmis” name and any derivations thereof and related corporate and trade and service marks for the “Emmis” name and derivations thereof;

(vi)the shares of capital stock or other equity of Emmis and each Emmis Subsidiary;

(vii)the corporate records of Emmis and each Emmis Subsidiary, including transfer books, and all corporate assets and business units;

(viii)any accounts receivable from Emmis or any of its Affiliates, including any other Emmis Subsidiary, that are unrelated to the Purchased Stations;

(ix)all claims and rights of action (A) against any third party that arise out of the ownership, use or possession of any of the Mediaco Assets by the Emmis Group prior to the Closing or (B) against any person relating to any of the Excluded Assets or Excluded Liabilities, in each case to the extent attributable to the period of time prior to the Closing;

(x)non-transferable computer software including that set out on Schedule 2.1(c)(x), computers not primarily used in the operation of the Purchased Stations, the centralized server facility, data links, payroll system, accounting system and other operating systems that are used in the operation of multiple stations;

(xi)the assets identified on Section 2.1(c)(xi) or excluded by Section 2.1(f), and the real property described on Schedule 5.10;

(xii)all tangible and intangible Assets and properties retired or disposed of prior to Closing in compliance with Section 9.1 and Section 9.2;

(xiii)all Contracts terminated or expired prior to Closing in compliance with Section 9.1 and Section 9.2; and

(xiv)except as provided in Section 2.1(f) or Section 2.6, all other assets, rights, and properties of the Emmis Group used in the Emmis Business and primarily used in the operation of stations or businesses owned by the Emmis Group other than the Purchased Stations.

(d)Assumption of Only Certain Liabilities and Obligations. At Closing, Mediaco shall assume and agree to pay or perform when due only the liabilities and obligations of the Emmis Group set forth below, and excluding in all cases any liability arising directly or indirectly from (i) any breach or default by any member of the Emmis Group under any Assumed Contract (including any Real Estate Lease) occurring prior to Closing, (ii) any violation of Laws by any member of the Emmis Group occurring prior to Closing, (iii) any breach of warranty, tort or infringement by any member of the Emmis Group occurring prior to Closing, or (iv) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand to the extent that it relates to the foregoing clauses (i), (ii) and (iii) or any liability not specifically assumed hereunder (after giving effect to such exclusions, the “Mediaco Liabilities”):

(i)all accounts payable, accrued expenses, and other current liabilities (but excluding any intercompany receivable or payable balance with Emmis) with respect to the Purchased Stations;

(ii)all liabilities or obligations of the Emmis Group under the Assumed Contracts (including Real Estate Leases) to the extent such liabilities or obligations first accrue or are first required to be satisfied, discharged or performed after Closing (subject to Section 2.1(d)(iii)); provided, however, that any liabilities or obligations first accrued or required to be satisfied, discharged or performed after Closing that are caused by the operation of the Stations prior to Closing shall not be Mediaco Liabilities;

(iii)all liabilities or obligations of the Emmis Group under the FCC Licenses to the extent such liabilities or obligations first accrue or are first required to be satisfied, discharged or performed after Closing (subject to Section 2.1(d)(iv)), provided, however, that any liabilities or obligations first accrued or required to be satisfied, discharged or performed after Closing that are caused by the operation of the Stations prior to Closing shall not be Mediaco Liabilities; and

(iv)the liabilities, obligations and commitments with respect to Station Employees that relate to the period after hiring, if any, by Mediaco as provided for in the Employee Leasing Agreement; and

(v)any liability or obligation for which Mediaco receives a credit in the prorations under Section 3.1 it being understood that Taxes shall constitute Mediaco Liabilities only to the extent expressly assumed by Mediaco pursuant to Section 3.1(c).

(e)Excluded Liabilities. Except for the Mediaco Liabilities, Mediaco shall not and does not assume or agree to become liable for or successor to any liabilities of or relating to any member of the Emmis Group, their predecessors, successors or any of their Affiliates (collectively, the “Excluded Liabilities”). All Excluded Liabilities shall be and remain the sole obligation of the applicable member of the Emmis Group, and Mediaco shall not be obligated in any respect therefor. Following the Closing, the Excluded Liabilities shall be the sole responsibility of the Emmis Group. For the avoidance of doubt, the Excluded Liabilities shall include (i) any and all Taxes except for those expressly assumed by Mediaco pursuant to Section 3.1(c), (ii) Transfer Taxes (subject to Section 3.3), (iii) except as provided in the Employee Leasing Agreement, any and all Liabilities arising out of or related to the employment or termination of employment of any Station Employees or any other employees by Emmis or any Affiliate of Emmis; (iv) any and all Liabilities arising out of or related to the Emmis Plans; and (v) any Liabilities, whether relating to a period before or after the Closing Date, relating to claims, litigation, arbitrations or other legal proceedings listed on Schedule 5.7.

(f)Shared Assets. With respect to assets (including tangible and intangible assets) of any member of the Emmis Group that are, as of the date of this Agreement, used both in the operation of the Purchased Stations and in the operation of other stations operated by Emmis and/or its Affiliates, such assets shall be allocated, and shall constitute either Mediaco Assets or Excluded Assets, consistent with the Schedules to this Agreement, with items of shared tangible personal property allocated to the station of primary use and items of shared intangible personal property either allocated to the station of primary use or made available for all such stations as the context requires (provided, however, for clarity that items of shared intangible personal property not allocated to a Purchased Station will be made available for use by the Purchased Stations). The Parties acknowledge that the Contracts as set forth on Schedule Section 2.1(b)(iv) under “Shared

Contracts” and “Digital Agreements” and “Replacement Contracts,” or portions thereof, have historically provided benefits and obligations relating to the operation of the Purchased Stations as well as the operation of other stations operated by Emmis and/or its Affiliates, and Emmis and Mediaco shall comply with Section 2.1(b)(iv) with respect thereto. Such Contracts shall constitute Assumed Contracts to the extent included and Excluded Assets to the extent excluded.

(g)At the Closing, Emmis shall use reasonable best efforts, and provide all information and materials necessary, to convey to Mediaco rights to and control over all for social media accounts (including Facebook, Twitter, and Instagram) that are included in the Mediaco Assets (including the social media accounts listed on Schedule 5.24(b)).  To the extent that rights to and control over any such social media accounts are not conveyed to Mediaco at Closing, Emmis shall continue to use reasonable best efforts to ensure that such conveyance occurs as soon as practicable after the Closing.

(h)For the avoidance of doubt, Emmis may effect the Initial Contribution in any form or manner that it deems necessary or desirable that complies with the terms of this Agreement and applicable Law, so long as (i) immediately prior to the Distribution, all of the Mediaco Assets and Mediaco Liabilities, and no other Assets or Liabilities, are held by Mediaco or one or more Mediaco Subsidiaries (other than any Delayed Transfer Assets or Delayed Transfer Liabilities) and (ii) any such change would not cause Mediaco to own or hold or otherwise incur Liability in respect of any Excluded Liability (other than, for the avoidance of doubt, Taxes), unless Emmis agrees to fully indemnify Mediaco for such Liability. References in this Agreement to the “Initial Contribution” shall be deemed to refer to the Initial Contribution as so effected by Emmis. Notwithstanding the foregoing, Emmis shall consult in good faith with Purchaser regarding the material aspects of the structure of the Initial Contribution and the form and manner of the Initial Contribution.

(i)Each of Mediaco and Purchaser hereby waives Emmis’ and the Emmis Group’s compliance with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws for the benefit of creditors of any jurisdiction that may otherwise be applicable with respect to the transfer, assignment, delivery, conveyance or sale of any or all of the Mediaco Assets or Mediaco Liabilities to any member of the Mediaco Group. Emmis hereby waives Mediaco’s and the Mediaco Group’s compliance with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws for the benefit of creditors of any jurisdiction that may otherwise be applicable with respect to the transfer, assignment, delivery, conveyance or sale of any or all of the Excluded Assets or Excluded Liabilities to any member of the Emmis Group.

(j)The Parties acknowledge and agree that as between the Emmis Group and the Mediaco Group, on the one hand, and any third Person asserting a Liability against a member of the Emmis Group or the Mediaco Group, on the other hand, nothing in this Agreement shall alter or otherwise change the legal entity within the Emmis Group and the Mediaco Group that may be subject to such Liability and the Emmis Group shall retain and be responsible for the Excluded Liabilities.

Section 2.2Purchaser Investment.

(a)Mediaco shall adopt and file with the Secretary of State of the State of Indiana on or before the Closing the Restated Articles.

(b)Subject to the terms and conditions of this Agreement, Purchaser and Mediaco agree to consummate, at the Closing, the Purchaser Investment, pursuant to which Purchaser shall purchase from Mediaco at the Closing and Mediaco shall sell and issue to Purchaser at the Closing a number of shares of Class B Common Stock as shall represent as of the completion of the Closing a 76.28% equity ownership interest in Mediaco (the “Purchaser Stock Consideration”), at a purchase price equal to $91,500,000 divided by such number of shares per share, payable at Closing.

Section 2.3Transfers Requiring Consent or Governmental Approval.

(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any Asset or assume any Liability if, but solely to the extent, an attempted direct or indirect assignment or assumption thereof, without any applicable Consent of a third party or approval of a Governmental Authority, would constitute a breach, default, violation or other contravention of the rights of such third party or Governmental Authority or of applicable Law (including any Privacy and Information Security Requirements) until such time as the necessary Consent or approval or waiver thereof is obtained. If any direct or indirect transfer, assignment, or assumption, as the case may be, in the case of any Mediaco Asset or Mediaco Liability, by any member of the Emmis Group to Mediaco requires the prior Consent of a third party or approval of a Governmental Authority, then such transfer or assignment or assumption shall be subject to such prior Consent of a third party or approval of a Governmental Authority or, where permitted by applicable Law, waiver thereof being obtained (following the Closing Date, each such subject Asset, a “Delayed Transfer Asset,” and each such subject Liability, a “Delayed Transfer Liability”). For the sake of clarity, the FCC Licenses may not be a Delayed Transfer Asset.

(b)Prior to the Closing Date, Emmis and Mediaco shall use their respective reasonable best efforts to obtain any third-party Consent or approval of a Governmental Authority required in connection with the Initial Contribution or any other transactions contemplated by this Agreement; provided, that in connection with obtaining any such third-party Consent or approval of a Governmental Authority, neither Emmis nor Mediaco shall enter into or otherwise agree to any modification of the terms of any Contract that is required in order to effect the transactions contemplated herein that would adversely affect Mediaco (including due to an increase in payment or other incremental cost to Mediaco under such Contract) or Purchaser in any material respect without the prior written Consent of Purchaser. [With respect to the Real Estate Leases, Emmis and Mediaco shall use their respective reasonable best efforts to obtain an estoppel certificate, in form and substance satisfactory to Purchaser, duly executed by each Third Party Landlord.]

(c)If any third-party Consent or approval of a Governmental Authority (where such prior approval of a Governmental Authority is not required by Law to complete the Closing) referred to in this Section 2.3  is not obtained on or prior to the Closing Date, the Closing shall, subject to the satisfaction of the conditions set forth in Article IV, nonetheless take place on the terms set forth herein and, thereafter, Emmis and Mediaco shall cooperate and use reasonable best efforts to establish arrangements at no charge to Mediaco under which, from and following the Closing Date, Mediaco shall (without infringing upon the legal rights of any third party or Governmental Authority or violating any applicable Law) (i) receive, from the party responsible for transferring such Delayed Transfer Asset or Delayed Transfer Liability, the economic benefit of such Delayed Transfer Asset or Delayed Transfer Liability, including the right to obtain the economic claims, rights and benefits under the Delayed Transfer Asset or Delayed Transfer Liability and (ii) assume the economic burden with respect Delayed Transfer Asset or Delayed Transfer Liability, in each case, as closely as possible to that which would be applicable to Mediaco, if the Consent or approval had been obtained and the Delayed Transfer Asset or Delayed Transfer Liability had transferred. In furtherance of the foregoing, Emmis shall execute such powers of attorney as are permitted under applicable Law and reasonably necessary to enable Mediaco to obtain the benefits under any Permit (x) that constitutes a Delayed Transfer Asset or (y) with respect to which independent registration or licensure is required to be effected by Mediaco following the Closing. The obligations set forth in this Section 2.3 shall survive for the duration of the term of the applicable Contract governing such arrangements (without any obligation to renew or extend) or until the applicable third-party Consent or approval of a Governmental Authority is obtained.

(d)Following the Closing Date, Emmis and Mediaco shall use reasonable best efforts (and each Party shall cooperate with the other Party) to obtain any third-party Consents and/or approvals of Governmental Authorities referred to in this Section 2.3 which were not obtained prior to the Closing as promptly as practicable; provided, that in connection with obtaining any such third-party Consent or approval of a Governmental Authority, neither Emmis nor Mediaco shall enter into or otherwise agree to any modification of the terms of any Contract that is required in order to effect the transactions contemplated herein that would adversely affect Mediaco or Emmis (including due to an increase in payment or other incremental cost to Mediaco or Emmis under such Contract) without the prior written consent of Mediaco, in the case that Mediaco would be adversely affected, or Emmis, in the case that Emmis would be adversely affected, which consent shall not be unreasonably withheld, delayed or conditioned. If and when any such third-party Consent or approval of a Governmental Authority is obtained after the Closing, the assignment of the Delayed Transfer Asset or assumption of the Delayed Transfer Liability to which such third-party Consent or approval of a Governmental Authority relates shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration and thereafter such Asset or Liability shall no longer be considered a Delayed Transfer Asset or a Delayed Transfer Liability, as applicable, for purposes of this Section 2.3.

Section 2.4Misallocated Assets and Liabilities.

(a)In the event that at any time Emmis becomes aware (including by request of Mediaco) that it possesses any Mediaco Asset or Mediaco Liability (including any payments and reimbursements to which Mediaco is entitled under this Agreement), other than a Delayed Transfer Asset or a Delayed Transfer Liability, Emmis shall cause the prompt transfer of such Mediaco Assets to Mediaco or assumption of such Mediaco Liability by Mediaco, and Mediaco shall accept and assume such Mediaco Asset or Mediaco Liability (except as otherwise contemplated by the Transaction Agreements), in each case, without further consideration; provided, that, without limiting the generality of the foregoing, Emmis shall transfer to Mediaco (or its designee) any amounts received by any member of the Emmis Group in respect of any Mediaco Asset or Mediaco Liability within five (5) days of receipt. Prior to any such transfer, Emmis shall hold such Mediaco Assets in trust for Mediaco and pay over to Mediaco as promptly as practicable any amounts or benefits received by any member of the Emmis Group with respect to such Mediaco Assets following the Closing Date.

(b)In the event that at any time, Mediaco becomes aware that it possesses any Excluded Assets or Excluded Liability (except as otherwise contemplated by the Transaction Agreements) (including any payments and reimbursements to which any member of the Emmis Group is entitled under this Agreement), other than a Delayed Transfer Asset or a Delayed Transfer Liability, Mediaco shall cause the prompt transfer of such Excluded Assets to Emmis or assumption of such Excluded Liability by Emmis, and Emmis shall accept and assume such Excluded Asset or Excluded Liability, in each case, without further consideration; provided, that, without limiting the generality of the foregoing, Mediaco shall transfer to Emmis (or its designee) any amounts received by Mediaco in respect of any Excluded Assets or Excluded Liability within five (5) days of receipt. Prior to any such transfer, Mediaco shall hold such Excluded Assets in trust for Emmis and pay over to Emmis as promptly as practicable any amounts or benefits received with respect to such Excluded Assets following the Closing Date.

Section 2.5Conveyancing and Assumption Agreements. In connection with (i) the transfer of the Mediaco Assets and the assumption of the Mediaco Liabilities contemplated by this Article II, Emmis and Mediaco shall execute, or cause to be executed by the appropriate entities, any notices or transfer, conveyance, assignment, novation and assumption instruments or releases as and to the extent reasonably necessary or desirable to evidence the transfer, conveyance, novation and assignment of all of Emmis and its Subsidiaries’ right, title and interest in and to such Mediaco Assets and the valid and effective assumption by Mediaco or unconditional release of all parties to such Mediaco Liabilities and (ii) the transfer of the Excluded Assets and the assumption by Emmis of the Excluded Liabilities, in each case in accordance with this Article II, Emmis and Mediaco shall execute, or cause to be executed by the appropriate entities, any notices or transfer, conveyance, assignment, novation and assumption instruments or releases as and to the extent reasonably necessary or desirable to evidence the transfer, conveyance, novation and assignment of all of Mediaco’s right, title and interest in and to such Excluded Assets and the valid and effective assumption by Emmis and its Subsidiaries of or unconditional release of all parties to such Excluded Liabilities; provided, that such instruments shall not impose obligations on either Emmis or Mediaco or grant rights, through representations or otherwise, beyond those set forth in this Agreement (but shall merely implement the obligations herein), other than customary obligations with respect to due execution, title and similar matters.

Section 2.6Shared Contracts.  Schedule 2.6 contains a complete and accurate list of the Shared Contracts with an annual cost of at least $50,000 per year or $150,000 over the term of the Shared Contract and all Shared Contracts otherwise material to the Purchased Stations, in each case unless terminable without penalty by notice of ninety (90) days or less and not otherwise material (the “Material Shared Contracts”). The Parties will use their reasonable best efforts (and each Party shall cooperate with the other Party) to separate the Shared Contracts into separate Contracts effective as of the Closing so that from and after the Closing, Mediaco will have the sole benefit and Liabilities with respect to each Shared Contract to the extent related to the Mediaco Business and Emmis will have the sole benefit and Liabilities with respect to each Shared Contract to the extent not related to the Mediaco Business. Upon such separation of a Shared Contract, the separated Contract that is related to the Mediaco Business will be a Mediaco Asset and the other separated Contract will be an Excluded Asset. If any Shared Contract is not separated prior to the Closing Date, then such Shared Contract shall be governed under Section 2.3, including the Parties agreeing to use reasonable best efforts (and each Party agreeing to cooperate with the other Party) to establish arrangements at no charge to Mediaco under which the party which is a party to such Shared Contract will use reasonable best efforts to perform its obligations and exercise its rights thereunder to enable each Group to continue to receive the benefits and assume the obligations, in each case, that it received or assumed prior to the Closing Date, until such Shared Contract expires in accordance with its terms. Emmis and Mediaco shall share equally any and all third party fees and out-of-pocket expenses (including attorneys’ and other third party fees) that may be reasonably required in connection with obtaining, whether before or after the Closing, any such separation of a Shared Contract. Neither Emmis nor Mediaco will amend, renew, extend or otherwise modify any Shared Contract without the consent of the other Party to the extent such amendment, renewal, extension or modification would adversely affect or impose any material obligations on other Party.

Article III

Purchase price

Section 3.1Purchase Price and Adjustment.

(a)In consideration for the sale of the Mediaco Assets and assumption of the Mediaco Liabilities, on the Closing Date, immediately prior to or simultaneous with Closing (as defined in Section 4.1 below), Mediaco shall (i) pay the Emmis Purchase Price, subject to adjustment as provided in this Section 3.1, by wire transfer of immediately available funds pursuant to wire transfer instructions to be provided by Emmis to Mediaco and (ii) issue to Emmis a number of shares of the Class A Common Stock as shall represent as of the completion of Closing a 23.72% equity interest in Mediaco (the “Emmis Stock Consideration”).

(b)To the extent not included in the Mediaco Current Assets or Mediaco Current Liabilities, all income and expenses from the ownership or holding of the Mediaco Assets (including Taxes only to the extent referenced in Section 3.1(c)) shall be prorated between Emmis and Mediaco as of Closing, with all expenses incurred and income earned prior to Closing for the account of Emmis (including income earned from advertising which has been broadcast on the Purchased Stations prior to Closing, but not yet billed), and all income earned and expenses incurred after Closing, for the account of Mediaco. The prorations of income and expense provided for in this Section 3.1 shall be estimated at the Closing based on the best information then available (the “Estimated Closing Adjustment”) and shall be subject to adjustment post-Closing as provided in this Section 3.1. Based on the Estimated Closing Adjustment, the Emmis Purchase Price paid at Closing (i) shall be increased by the amount, if any, by which the prorated income allocated to Emmis exceeds the prorated expenses allocated to Emmis or (ii) shall be decreased by the amount, if any, by which the prorated expenses allocated to Emmis exceed the prorated income allocated to Emmis. The Emmis Purchase Price shall also be increased by the aggregate value of the Lease Deposits.

(c)To the extent not included in the Mediaco Current Assets or Mediaco Current Liabilities, the adjustments provided for in this Section 3.1 shall include prorations to account for all property taxes and similar ad valorem taxes, business and license fees, including FCC regulatory fees, utility expenses, liabilities and obligations under the Assumed Contracts and Real Estate Leases, rents and similar prepaid and deferred items and all other expenses and obligations, such as deferred revenue and prepayments attributable to the ownership or holding of the Assets and operation of the Purchased Stations that straddle an assessment period that begins before and ends after Closing. If such amounts were prepaid by Emmis prior to Closing, and Mediaco will receive a benefit after Closing, then Emmis shall receive a credit for such amounts (which would include security deposits made by Emmis but assumed by Mediaco). If Emmis received a benefit prior to Closing, and such amounts will be paid by Mediaco after Closing, Mediaco will receive a credit for such amounts. To the extent not known, real estate and personal property taxes shall be apportioned on the basis of taxes assessed for the preceding year.

(d)Within forty-five (45) days after the Closing Date, Mediaco shall prepare and deliver to Emmis a proposed pro rata adjustment of income and expenses in the manner described in Section 3.1(b) and Section 3.1(c) for the Purchased Stations as of Closing, showing the difference between Mediaco’s post-Closing determination of such adjustment and the Estimated Closing Adjustment (the “Settlement Statement”), together with a schedule setting forth, in reasonable detail, the components thereof. During such 45-day period, Mediaco and its representatives shall be provided reasonable access, upon reasonable advance notice and during normal business hours, to such books and records of the Emmis Group, and to employees of the Emmis Group and their independent auditors, if any, as Mediaco may reasonably request in connection with its preparation of the Settlement Statement.

(e)During the 30-day period following receipt of the Settlement Statement, Mediaco shall provide Emmis and its representatives reasonable access, upon reasonable advance notice and during normal business hours, to such books and records of Mediaco, and to employees of Mediaco and its independent auditors, if any, as Emmis may reasonably request in connection with its review of the Settlement Statement.

(f)The Settlement Statement shall become final and binding upon the Parties on the 30th day following delivery thereof to Emmis, unless Emmis give written notice of disagreement with the Settlement Statement (the “Notice of Disagreement”) to Mediaco prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is given to Mediaco in the period specified, then the Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the Parties on the earlier of (i) the date Mediaco and Emmis resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm as provided herein.

(g)Within ten (10) Business Days after the Settlement Statement becomes final and binding upon the Parties, (i) Mediaco shall pay to Emmis the amount, if any, by which the Settlement Statement as finally determined reflects a higher Emmis Purchase Price than that determined by the Estimated Closing Adjustment or (ii) Emmis shall pay to Mediaco the amount, if any, by which the Settlement Statement as finally determined reflects a lower Emmis Purchase

Price than that determined by the Estimated Closing Adjustment. All payments made pursuant to this Section 3.1(g) shall be made by wire transfer of immediately available funds to an account designated by the recipient party.

(h)Notwithstanding any statement in this Section 3.1(h) to the contrary, if Emmis delivers a Notice of Disagreement, Emmis or Mediaco, as applicable, shall make a payment to the other Party in immediately available funds of any undisputed amount within ten (10) Business Days of the receipt of the Notice of Disagreement.

(i)During the 30-day period following the delivery of a Notice of Disagreement to Mediaco that complies with the preceding paragraphs, Mediaco and Emmis shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period: (i) each of Mediaco and Emmis, and their respective independent auditors, if any, and at each of Mediaco’s and Emmis’ sole cost and expense, shall be permitted to review and make copies reasonably required of: (A) the financial statements of Emmis, in the case of Mediaco, and Mediaco, in the case of Emmis, relating to the Notice of Disagreement, (B) the books and records of Emmis, in the case of Mediaco, and Mediaco, in the case of Emmis, relating to the Notice of Disagreement, and (C) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) Emmis and Mediaco each shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of the other Party and such other Party’s independent auditors, if any, as such first Party reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.

(j)If, at the end of such 30-day period, Mediaco and Emmis have not resolved their differences, Mediaco and Emmis shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were included in the Notice of Disagreement. Within thirty (30) days after selection of the Accounting Firm, Mediaco and Emmis shall submit their respective positions to the Accounting Firm in writing, together with any other materials relied upon in support of their respective positions. Mediaco and Emmis shall cooperate with each other and otherwise use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. The decision of the Accounting Firm shall be final and binding on each of the Parties, and judgment upon the determination of the Accounting Firm may be entered in any court of competent jurisdiction (but subject to Section 13.13 hereof). The fees and expenses of the Accounting Firm shall be divided equally between Emmis and Mediaco. The fees and expenses (if any) of Mediaco’s independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by Mediaco, and the fees and expenses (if any) of Emmis’ independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Emmis.

Section 3.2Post-Closing Obligations with respect to Working Capital.

(a)Satisfaction of Mediaco Current Liabilities. Following the Closing, Mediaco shall pay or otherwise satisfy all Mediaco Current Liabilities in accordance with their terms or other applicable requirements.

(b)Collection of Accounts Receivable.

(i)Following Closing Mediaco shall use commercially reasonable efforts to collect the Accounts Receivable, and Mediaco shall be entitled to retain collections on Accounts Receivable until the Net Collected Working Capital is equal to Five Million Dollars ($5,000,000). Within 15 days after the end of each calendar month prior to reaching Five Million Dollars ($5,000,000) of Net Collected Working Capital, Mediaco shall provide Emmis with an accounting of the collections of Accounts Receivable for that calendar month.  Mediaco shall also provide Emmis with such information regarding the current status of the Accounts Receivable as Emmis may reasonably request in order for Emmis to take such actions as may be necessary or desirable in order for Emmis to protect its residual interest in the Accounts Receivable. Mediaco will not compromise, reduce or write off any Accounts Receivable without Emmis's prior written consent. Mediaco will maintain a separate account for collection of the receivables arising from operation of the Purchased Stations after Closing.

(ii)When the Net Collected Working Capital equals Five Million Dollars ($5,000,000) Mediaco shall immediately assign to Emmis, without any payment from Emmis, all rights to any remaining uncollected Accounts Receivable, so that Emmis is entitled to all collections of Accounts Receivable in excess of Five Million Dollars ($5,000,000) Net Collected Working Capital.

(iii)After the assignment of Accounts Receivable pursuant to Section 3.2(b)(ii), Mediaco shall not collect any other Accounts Receivable, and Mediaco shall promptly pay over to Emmis any Accounts Receivable that it receives without offset. Emmis shall not collect any receivables arising from operation of the Purchased Stations after Closing, and Emmis shall promptly pay over to Mediaco any such receivables of Mediaco that Emmis receives without offset. In determining any amounts to be paid over under this Section 3.2, all amounts collected from the Purchased Stations’ account debtors shall be applied to the oldest account first, unless received by Mediaco and otherwise directed by such account debtor under circumstances where Mediaco believes in good faith that the application of payment thereof is not in violation of any existing or prior agreement between such account debtor and Emmis.

(c)Payment by Purchaser Nine Months following Closing. On the date that is nine (9) months following the Closing Date, Mediaco shall pay to Emmis Five Million Dollars ($5,000,000) by wire transfer of immediately available funds pursuant to wire transfer instructions to be provided by Emmis to Mediaco. This payment is guaranteed by Standard General as provided on the signature page to this Agreement.

Section 3.3Transfer Taxes.  Notwithstanding anything in this Agreement to the contrary, Purchaser on the one hand, and Emmis on the other hand, shall each bear and pay fifty percent (50%) of any transfer, stamp duty, sales and similar Taxes and all transfer or similar fees payable in connection with the transfer of the Mediaco Assets or otherwise in connection with the transactions contemplated hereby, including the Initial Contribution, (collectively, “Transfer Taxes”).  The Person(s) required by Law will, at their own expense (but subject to fifty percent (50%) reimbursement as if such expense were a Transfer Tax), file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the other party will join in the execution of any such Tax Returns and other documentation.

Article IV

closing

Section 4.1General Closing Procedures. The consummation of the Initial Contribution and sale and purchase of Class B Common Stock (the “Closing”) shall take place no later than three (3) Business Days following the later of (a) the date that all FCC Consents have been granted by initial order and (b) satisfaction or waiver (where permitted by applicable Law) of the conditions set forth in Section 4.2, Section 4.3, Section 4.4, and Section 4.5 (the “Closing Date”), at a mutually agreeable location or by electronic exchange of signatures, with required deliveries and payments. Notwithstanding anything set forth in this Article IV to the contrary, the Parties agree that the Distribution shall occur on the same date as the Closing Date.

Section 4.2Conditions to Obligations of All Parties. Each Party’s respective obligations to effect the Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)the Mediaco Entities’ having obtained all FCC Licenses and all other material licenses, permits, registrations, authorizations or certificates necessary to operate the Mediaco Business following the Closing;

(b)no order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms. No Proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would restrain, prohibit or invalidate the transactions contemplated by this Agreement;

(c)The FCC Consents shall have been granted without the imposition upon Mediaco of any material adverse conditions; and

(d)An assignment and assumption for each of the Real Estate Leases in a form reasonably acceptable to Emmis, Mediaco and Purchaser, duly executed by Emmis and Mediaco, together with the required Third Party Landlord consents listed on Schedule 4.2(d);

Section 4.3Condition to Obligations of Emmis. Emmis’s obligations to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (without regard to any materiality qualification therein) on and as of the Closing Date as if made on and as of that date, except those that are made as of a specific date, which shall only be tested as of such date;

(b)All of the terms, covenants and conditions to be complied with or performed by Purchaser under this Agreement on or prior to the Closing Date shall have been complied with or performed by Purchaser in all material respects;

(c)Purchaser and Mediaco shall have entered into and delivered to Emmis the Transaction Agreements to which they or any of their Subsidiaries is a party and such agreements shall be in full force and effect and no default thereunder shall be occurring; and

(d)Emmis and Mediaco shall have entered into (i) a Local Marketing Agreement with respect to the use by WLIB-AM of the HD-2 channel of WQHT-FM, in the form attached as Exhibit F (the “Local Marketing Agreement”), and (ii) Shared Services Agreements with respect to the operation of WEPN-FM and WLIB-AM, in the form attached as Exhibit G (the “Shared Services Agreements”); provided that Emmis shall waive clause (i) if entering into the Local Marketing Agreement would delay or prevent obtaining all FCC licenses.

Section 4.4Conditions to Obligations of Mediaco. Mediaco’s obligations to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (without regard to any materiality qualification therein) on and as of the Closing Date as if made on and as of that date, except those that are made as of a specific date, which shall only be tested as of such date;

(b)All representations and warranties made by Emmis shall be true and correct on the Closing Date as if made on the Closing Date except (i) where the failure of any representations and warranties to be true and correct (without regard to any materiality or Material Adverse Effect qualification therein) would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and (ii) representations and warranties that are made as of a specific date shall only be tested as of such date;

(c)All of the terms, covenants and conditions to be complied with or performed by Emmis and Purchaser under this Agreement on or prior to the Closing Date shall have been complied with or performed by Emmis and Purchaser in all material respects; and

(d)Emmis and Purchaser shall have entered into and delivered to Mediaco the Transaction Agreements to which it or any of its Subsidiaries is a party and such agreements shall be in full force and effect and no default thereunder shall be occurring.

Section 4.5Conditions to Obligations of Purchaser. Purchaser’s obligations to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)All representations and warranties made by Emmis and Mediaco shall be true and correct on the Closing Date as if made on the Closing Date except (i) where the failure of any representations and warranties to be true and correct (without regard to any materiality or Material Adverse Effect qualification therein) would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and (ii) representations and warranties that are made as of a specific date shall only be tested as of such date;

(b)All of the terms, covenants and conditions to be complied with or performed by Emmis and Mediaco under this Agreement on or prior to the Closing Date shall have been complied with or performed by Emmis and Mediaco in all material respects;

(c)No Order of any court or Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms. No Proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would impose material restrictions, limitations or conditions with respect to Mediaco’s ownership or use of the Mediaco Assets;

(d)The Initial Contribution shall have been completed;

(e)The SEC shall have completed its review of the Mediaco Form 10; provided, however, that to the extent the Parties reasonably agree that there are no material comments outstanding from the SEC on the Mediaco Form 10, the Parties will waive this Closing condition; and

(f)Mediaco and Emmis shall have entered into and delivered to Purchaser the Transaction Agreements to which it or any of their respective Subsidiaries is a party and such agreements shall be in full force and effect and no default thereunder shall be occurring.

Article V

Representations and warranties of emmis and MEDIACO

Except as set forth in the correspondingly numbered Schedules, it being understood and agreed that each disclosure set forth in the Schedules shall qualify or modify each of the representations and warranties set forth in this Article V to the extent the applicability of the disclosure to such representation and warranty is readily apparent from the text of the disclosure made (without reference to any additional information, investigation, or documentation), Emmis and Mediaco hereby represent and warrant to Purchaser as of the date of this Agreement and as of the Closing Date as follows (with “Emmis” as used in this Article V referring to Emmis and the Emmis Subsidiaries, as applicable):

Section 5.1Due Organization, Good Standing, Corporate Power and Subsidiaries. Emmis is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana. Mediaco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana. Emmis and its Subsidiaries have all requisite corporate power and authority to lease and operate their properties and assets that will be contributed to Mediaco pursuant to this Agreement and to carry on the Mediaco Business as it is now being conducted. Each of Emmis and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property, leased or operated by the Mediaco Business that will be contributed to Mediaco pursuant to this Agreement or in which the nature of the Mediaco Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2Authorization and Binding Obligation. Each of Emmis and Mediaco has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been, and each of the other documents contemplated hereby at or prior to Closing will be, duly executed and delivered by each of Emmis and Mediaco, as applicable, and have been approved by all necessary corporate action on the part of the applicable Party. This Agreement constitutes (and each of the other documents contemplated hereby, when executed and delivered, will constitute) valid and binding obligations enforceable against Emmis and Mediaco in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 5.3Capitalization. The authorized capital of Mediaco consists, immediately prior to the Initial Contribution, of the number of shares of Class A Common Stock calculated in accordance with Section 3.1(a) and the number of shares of Class B Common Stock calculated in accordance with Section 2.2(b). Schedule 5.3 sets forth the capitalization of Mediaco immediately following the Closing.

Section 5.4Subsidiaries. Schedule 5.4 sets forth a list of Subsidiaries of Emmis.

Section 5.5Valid Issuance of Shares. The shares of Class A Common Stock and Class B Common Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by Purchaser. Assuming the accuracy of the representations of Purchaser in Article VI, the shares of Class A Common Stock and Class B Common Stock will be issued in compliance with all applicable federal and state securities laws.

Section 5.6Absence of Conflicting Agreements; Consents.

(a)The execution, delivery and performance of this Agreement and the Transaction Agreements by Emmis and Mediaco do not and will not: (i) violate any provisions of the Organizational Documents of Emmis or Mediaco; (ii) violate any applicable Law or Order; (iii) constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of any Material Assumed Contracts or Material Shared Contracts (including any Real Estate Leases), or to Emmis’ Knowledge any other Assumed Contract, assuming in either case any necessary consents are obtained; (iv) create any material claim, Encumbrance upon any of the Mediaco Assets, other than Permitted Encumbrances; or (v) create any material claim, Encumbrance upon any of the capital stock of Mediaco (other than Encumbrances created by or imposed by Purchaser).

(b)No additional approval or consent of any Person is required to be obtained by Emmis or Mediaco for the authorization of this Agreement or the other documents contemplated hereby or the execution, delivery, performance and consummation by Emmis and Mediaco of the transactions contemplated by this Agreement and the other documents contemplate hereby.

Section 5.7Litigation. There are no material claims, litigation, arbitrations or other legal proceedings pending against Emmis or Mediaco that have been served on Emmis or Mediaco or, to Emmis’ Knowledge, which are pending but not served on Emmis or Mediaco or threatened against Emmis or Mediaco (i) with respect to the Mediaco Assets or operation of any of the Purchased Stations or the Leased Real Property, (ii) with respect to the capital stock of Mediaco, or (iii) that questions the validity of this Agreement or the right of the Parties to enter into them, or to consummate the transactions contemplated by this Agreement.

Section 5.8Station Licenses.

(a)Schedule 2.1(b)(i) contains a true and complete list of the FCC Licenses used or held for use in connection with the operation of the Purchased Stations as currently operated and the holder of each such FCC License. Each of the holders of FCC Licenses identified on Schedule 2.1(b)(i) is the authorized legal holder of such FCC License. The FCC Licenses (i) have been issued for the full terms customarily issued by the FCC for authorizations of such type for such class of station and (ii) are not subject to any condition, except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to authorizations of such type for such class of station.

(b)Except as set forth on Schedule 5.8(b), (i) each of the Purchased Stations and the facilities of the Purchased Stations are being and have been operated during Emmis’ operation of the Purchased Stations in compliance in all material respects with the FCC Licenses, the Communications Act and all FCC rules and policies, (ii) all material registrations and reports required to be filed with the FCC or uploaded to each Purchased Station’s public inspection file related to the FCC licenses (which registrations and reports were accurate in all material respects as of the time such registrations and reports were filed) have been timely filed or uploaded, (iii) all material FCC regulatory fees due in respect of each Purchased Station have been timely paid, (iv) the construction of all facilities or changes contemplated by any of the FCC Licenses have been completed, and (v) the FCC Licenses are all of the FCC licenses, permits and authorizations required for the operation of the Purchased Stations substantially as currently operated.

(c)Except for proceedings affecting the radio broadcasting industry generally or as permitted or required in connection with this Agreement and the Transactions, (i) there are no applications, petitions, complaints, investigations, notices of violations, notice of apparent liabilities, pending license terminations, forfeitures, proceedings or other actions pending or threatened from or before the FCC relating to the Purchased Stations or the FCC Licenses, except as would not result in a Material Adverse Effect, and (ii) Emmis has not filed with the FCC any applications or petitions relating to the Purchased Stations or the FCC Licenses which are pending before the FCC.

(d)The Mediaco Assets owned by Emmis are in material compliance with all rules and regulations of the Federal Aviation Administration applicable to the Purchased Stations. Each antenna structure that is required to be registered with the FCC has been registered with the FCC. Schedule 2.1(b)(i) contains a list of the antenna registration numbers for each tower owned or leased by Emmis (and included in the Mediaco Assets) that requires registration under the rules and regulations of the FCC. All material reports and other filings required by the FCC with respect to the Purchased Stations have been properly and timely filed.

(e)The operation of the Purchased Stations does not expose workers or others to levels of radio frequency radiation in excess of the “Radio Frequency Protection Guides” recommended in “American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 3 kHz to 300 GHz” (ANSI/IEEE C95.1 - 1992), issued by the American National Standards Institute, and renewal of the FCC Licenses would not constitute a “major action” within the meaning of section 1.1301 et seq., of the FCC’s rules.

Section 5.9Assets.

(a)Except for the Excluded Assets (other than those excluded assets described in Section 2.1(c)(xiv)), any Delayed Transfer Assets and the items set forth on Schedule 5.6, after giving effect to the Transactions, the Mediaco Assets, when taken together with the services being provided under the other Transaction Agreements, will, at the Closing, constitute those assets used or held for use by Emmis and its Affiliates necessary to operate the Mediaco Business in all material respects as it is currently conducted and as it has been conducted in the twelve (12) months prior to the date hereof (except with respect to changes in the ordinary course, in each case not implemented with the intent of adversely manipulating the assets or liabilities that would be transferred to Mediaco in connection with the Initial Contribution).

(b)Except for Delayed Transfer Assets, following the Initial Contribution, Mediaco will have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible Mediaco Assets, except where the failure to have such good and valid title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to be materially adverse to Mediaco and the Mediaco Subsidiaries, taken as a whole, in each case subject to no Encumbrance (other than a Permitted Encumbrance).

(c)Schedule 5.9(c) lists the material overhead and services currently provided to any Mediaco Entity and/or the Mediaco Business, by Emmis or any of its Affiliates other than Mediaco.

(d)Neither Emmis, with respect to the Mediaco Business, nor Mediaco, is a party to any agreement that will remain in effect following the Closing to purchase any material real property.

Section 5.10Real Property. Neither Emmis, with respect to the Mediaco Business, nor Mediaco, owns any real property or interest in real property. Schedule 5.10(a) sets forth an accurate and complete list of (A) the address (or other identifying description) and (B) the identity of the lessor and lessee of each parcel of real property leased by Mediaco following the Distribution (the “Mediaco Leased Real Property”).  True, correct and complete copies of the Real Estate Leases and all amendments, modifications, supplements, extensions and memoranda thereof, have been delivered by Emmis to Purchaser. All buildings, structures and improvements located on such Mediaco Leased Real Property are in good condition and repair, ordinary wear and tear excepted, except if the failure to meet such standards would not materially and adversely impair the use of any such real property as currently used by the Mediaco Business. At Closing, upon the receipt of any required consents, Mediaco will have a good and valid and binding leasehold interest in each parcel of Mediaco Leased Real Property, free and clear of any material Encumbrances other than Permitted Encumbrances. Except for the Real Estate Leases, neither Emmis, with respect to the

Mediaco Business, nor Mediaco, is a party to any Lease for real property. Except as set forth on Schedule 5.10(a), neither Emmis, with respect to the Mediaco Business, nor Mediaco has subleased, licensed or otherwise granted to a third party any material right to possess, use or occupy all or any portion of the Mediaco Leased Real Property. Mediaco is not in default under, or in breach of, any of the Real Estate Leases or Permitted Encumbrances, and to Emmis’ Knowledge, no other party to any of the Real Estate Leases or Permitted Encumbrances is in default under, or in breach of, any of the Real Estate Leases or Permitted Encumbrances.  No condemnation proceeding is pending with respect to the Mediaco Leased Real Property and to Emmis’ Knowledge, no condemnation proceeding has been threatened with respect to any Mediaco Leased Real Property.  Neither Emmis nor, to Emmis’ Knowledge, any other party to any Real Estate Lease has exercised any option or right to (i) terminate such Real Estate Lease, (ii) lease additional premises, (iii) reduce or relocate the premises demised by such Real Estate Lease or (iv) purchase any real property pursuant to any Real Estate Lease.  The Mediaco Leased Real Property constitutes all of the real property that is necessary to conduct and operate the Mediaco Business as currently conducted and operated and there are no other Leases needed for the Mediaco Business as currently conducted and operated.  The Mediaco Leased Real Property is in compliance in all material respects with all applicable Laws and to Emmis’ Knowledge there are no pending or contemplated, zoning changes, variances, or special zoning exceptions, conditions or agreements affecting or which would reasonably be expected to affect any portion of the Mediaco Leased Real Property.

Section 5.11Contracts. The Material Assumed Contracts and Material Shared Contracts (including the Real Estate Leases) constitute as of the date hereof all of the material Contracts to which Emmis is a party and that are used primarily in the operation of the Purchased Stations, except for Excluded Assets and subject to Section 2.1(f). Each of the Assumed Contracts (including the Real Estate Leases) constitutes a legal, valid and binding obligation of Emmis and, to Emmis’ Knowledge, each other party thereto, and is enforceable by Emmis in accordance with its terms, except as limited by Laws affecting creditor’s rights or equitable principles generally. Neither Emmis, to Emmis’ Knowledge, any other party thereto, is in any material respect in default under the Assumed Contracts and Material Shared Contracts (including the Real Estate Leases).

Section 5.12Compliance with Laws. Except as set forth on Schedule 5.12, Emmis and Mediaco have in all material respects complied with, and are not in material violation of, any Laws or Orders. Neither Emmis nor Mediaco has received any notice asserting any material noncompliance with any Law or Order relating to (i) the Mediaco Assets, (ii) the capital stock of Mediaco or (iii) in connection with the operation of the Purchased Stations. There is no pending or, to Emmis’ Knowledge, threatened, investigation, audit, review or other examination of the Purchased Stations, and Emmis is not subject to any Order, enforcement or similar agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by the FCC or any other Governmental Authority.

Section 5.13Governmental Consents. Except for the FCC Consents and filings with the SEC with respect to the Distribution, the execution, delivery and performance by Emmis of this Agreement and the other Transaction Agreements, and the consummation by Emmis of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, administrative or other Governmental Authority.

Section 5.14Taxes.

(a)Mediaco is newly formed and capitalized as of the Closing Date for Tax Purposes as provided under the Intended Tax Treatment and has not been, and will not be, included in any consolidated, unitary, or combined Tax Return of Emmis or any of its Affiliates.

(b)Immediately after the Closing and giving effect to the Intended Tax Treatment, the aggregate tax basis of Mediaco in the Mediaco Assets for Tax Purposes will be equal to the Total Emmis Consideration.  Schedule 5.14(b) sets forth a good faith Emmis calculation of this tax basis and the apportionment of this basis as among the Mediaco Assets immediately after the Closing in accordance with the Intended Tax Treatment (the “Emmis Tax Basis Estimate”).

(c)To the extent an inaccuracy of any of the following could reasonably be expected to result in a liability of Mediaco or an Encumbrance on any of the Mediaco Assets, or a direct liability on Purchaser or any of its Affiliates:

(i)All material Tax Returns required to be filed have been filed in a timely manner.  Each such Tax Return is correct and complete in all material respects.

(ii)All Taxes due and owing have been timely paid in full (whether or not shown on any Tax Return).

(iii)No material claim, audit, action, suit, proceeding, investigation or other examination with respect to Taxes (each, a “Tax Contest”) is pending or, to the knowledge of Emmis, threatened.

(iv)No waiver of any statute of limitations regarding, or any extension of any period for the assessment of, any material amount of Tax has been granted.

(v)The Mediaco Assets are not subject to any ruling or contract from any Governmental Authority with respect to Taxes.

Section 5.15Environmental Matters in respect of the Real Property.

(a)Emmis has never received, and to Emmis’ Knowledge no landlord has received, any notice from any Governmental Authority with respect to any Leased Real Property of any material violation or alleged violation of any Law pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, the Toxic Substances Control Act, or any federal, state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter collectively “Environmental Laws”);

(b)No portion of the Leased Real Property, other than the WBLS Leased Real Property, has been used by Emmis, or, as indicated in any specific information in the possession of Emmis, by any other Person, for the handling, manufacturing, processing, storage or disposal of Hazardous Substances in material violation of applicable Environmental Laws related to the Leased Real Property;

(c)Emmis has not, nor does Emmis have specific information indicating that any other Person has, released any Hazardous Substances (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) on, upon, into or from any of the Leased Real Property, other than the WBLS Leased Real Property, in material violation of applicable Environmental Laws; and

(d)Notwithstanding anything else to the contrary in this Article V, the representations and warranties in this Section 5.15 constitute the sole representations and warranties of Emmis with respect to environmental matters or compliance with Environmental Law.

Section 5.16Broker’s Fees; Transaction Bonuses.

(a)Except for Moelis & Company, neither Emmis, its Subsidiaries nor Mediaco has employed any investment banker, broker, finder or intermediary in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions, and any such fee or commission, and any costs or expenses incurred in connection therewith shall be borne solely by Emmis.

(b)There are no special bonuses or other similar compensation payable to any Emmis employee in connection with the Transactions that would reasonably be expected to become a Liability of Mediaco. Emmis has provided to Purchaser true and complete copies of any agreements set forth on Section 5.16(b) to the extent Mediaco shall have or will have any Liability thereunder.

Section 5.17Insurance. Emmis maintains insurance policies or other arrangements with respect to the Purchased Stations consistent with industry practice, including coverage of all buildings, towers, antennas, dishes, transmission lines, transmitters and other Assets used in the operation of the Purchased Stations, and will maintain such policies or arrangements until the Closing. Emmis has not received notice from any issuer of any material policy currently in effect of its intention to cancel, terminate or refuse to renew any such policy issued by it with respect to the Purchased Stations.

Section 5.18Property. Emmis owns or holds the Mediaco Assets free and clear of Encumbrances (other than Permitted Encumbrances). All items of Personal Property are in normal operating condition, ordinary wear and tear excepted. All material equipment used in the day-to-day operations of the Purchased Stations that is included in the Mediaco Assets is in normal operating condition and repair, subject only to ordinary wear and tear and routine maintenance, and, to Emmis’ Knowledge, is in conformity with all applicable Laws. All tangible Mediaco Assets are in the possession or control of Emmis.

Section 5.19Financial Statements. Emmis has provided to Purchaser copies of the (i) audited statements of operations and balance sheets for the Purchased Stations for the years ended February 28, 2018 and February 28, 2019 (the “Full Year Financial Statements”) and (ii) unaudited statements of operations and balance sheets for the Purchased Stations dated May 31, 2019 and for the three-month period then ended (the “Interim Financial Statements” and, together with the Full Year Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations of the Purchased Stations as operated by Emmis for the respective periods covered thereby; except that (A) shared operating expenses (if applicable) are allocated among business units, which might or might not include the Purchased Stations, as determined by Emmis in good faith and consistently with past practice, and (B) the Financial Statements do not include (x) income tax expense or benefit, interest income and expense, and non-cash compensation expenses associated with equity compensation arrangements, or (y) amortization of the deferred credit under the national sales representation agreement related to the buyout of the prior national sales representation agreement in 2007, or (z) disclosures required by GAAP in notes accompanying the financial statements.

Section 5.20Absence of Undisclosed Liabilities. Except for the Mediaco Liabilities and pursuant to the prorations under Section 2.1(d), there are no Liabilities of Emmis with respect to the Purchased Stations that will be binding upon Mediaco after Closing.

Section 5.21Employment Matters.

(a)For purposes of this Section 5.21, the term “Emmis” includes any ERISA Affiliate.  Schedule 5.21(a) of the Emmis/Mediaco Disclosure Schedules contains a complete and accurate list of all Station Plans. Emmis has made no plan or commitment, whether or not legally binding, to create any additional Station Plan or to modify or change any existing Station Plan except as would be permitted prior to Closing in accordance with Section 9.2(a) and Section 9.2(b).

(b)No Station Plan, Emmis Plan nor any other Benefit Plan is or has been established, sponsored or maintained by Mediaco. There are no Station Plans nor any other Emmis Plans (other than the Multiemployer Plans) that Mediaco has or could reasonably be expected to have any direct or indirect material liability at any time.

(c)True, correct, and complete copies of all the following documents with respect to each Station Plan (including a written summary of any unwritten Station Plan, and other than the Multiemployer Plans) to the extent applicable, have been made available to Purchaser: (i) the plan document and all amendments thereto; (ii) the most recent IRS determination or opinion letter; (iii) the most recent summary plan description and any amendments or modifications thereof; (iv) all material notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Authority relating to the legal compliance or tax qualification of such Station Plan; and (v) all employee manuals or handbooks containing personnel or employee relations policies.

(d)The Station Plans marked on Schedule 5.21(d) of the Emmis/Mediaco Disclosure Schedules as “Qualified Plans” are the only Station Plans (other than the Multiemployer Plans) that are intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”).  Each of the Qualified Plans and, to the Knowledge of Emmis, Multiemployer Plans has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Plan is qualified under Section 401(a) of the Code and the related trust is exempt from tax under Section 501(a) of the Code, and each such determination or opinion letter remains in effect and has not been revoked. Nothing has occurred with respect to the design or operation of any Qualified Plan or, to the Knowledge of Emmis, any Multiemployer Plan that could reasonably be expected to adversely affect the qualified status of such Qualified Plan or Multiemployer Plan or the tax-exempt status of its related trust or the imposition of any material liability, lien, penalty, or tax under ERISA or the Code, and the Qualified Plans and to the Knowledge of Emmis, the Multiemployer Plans have been timely amended to comply with applicable Law.

(e)Emmis does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA (other than the Multiemployer Plans).

(f)All Station Plans (including, to the Knowledge of Emmis, the Multiemployer Plans) conform in all material respects to the requirements of ERISA, the Code and all applicable Laws.  Each Station Plan (including, to the Knowledge of Emmis, each Multiemployer Plan) has been maintained in accordance with its documents and in all material respects with all applicable provisions of the Code, ERISA and other applicable Law.

(g)With respect to each Station Plan (including, to the Knowledge of Emmis, each Multiemployer Plan), there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could result in any material liability, direct or indirect, for Mediaco or any stockholder, officer, director, or employee of Mediaco.

(h)Emmis has paid all amounts that Emmis is required to pay as contributions to the Station Plans as of the last day of the most recent fiscal year of each of the Station Plans; all benefits accrued under any funded or unfunded Station Plan (other than Multiemployer Plans) will have been paid or properly accrued as of the Closing; and all monies withheld from employee paychecks with respect to Station Plans have been transferred to the appropriate Station Plan in a timely manner as required by applicable Law.

(i)Emmis has not incurred any material liability for any excise, income or other taxes or penalties with respect to any Station Plan, and no event has occurred and no circumstance exists that could reasonably be expected to give rise to any such liability. There are no pending or, to the Knowledge of Emmis, threatened claims by or on behalf of any Station Plans, or by or on behalf of any participants or beneficiaries of any Station Plans or any other Person, alleging any breach of fiduciary duty on the part of Emmis or any of its officers, directors or employees under ERISA or any applicable Law, or claiming benefit payments other than those made in the ordinary operation of such Station Plans. No Station Plan (including, to the Knowledge of Emmis, no Multiemployer Plan) is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, and no matters are pending with respect to any Station Plan (including, to the Knowledge of Emmis, any Multiemployer Plan) under any IRS amnesty, voluntary compliance, self-correction or similar program.

(j)No Emmis Plan contains any provision nor is subject to any Law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other similar payments or liabilities as a result of the transactions contemplated by this Agreement other than vesting of stock options and restricted stock of Emmis, and no payments or benefits under any Emmis Plan or other agreement of Emmis will be considered “excess parachute payments” under Section 280G of the Code.  Emmis has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement, except as would be permitted prior to Closing in accordance with Section 9.2(a) and Section 9.2(b).  Each Station Plan that is subject to Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code.

(k)With respect to any Station Plan (and to the Knowledge of Emmis, the than Multiemployer Plans) that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), (i) with respect to any “welfare benefit fund” (within the meaning of Section 419 of the Code) related to such Station Plan, there is no “disqualified benefit” (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, and (ii) no such Station Plan provides health or other benefits after an employee’s or former employee's retirement or other termination of employment except as required by Section 4980B of the Code.

(l)The Emmis Plans marked as “Multiemployer Plans” on Schedule 5.21(l) of the Emmis/Mediaco Disclosure Schedules are the only Emmis Plans that are “multiemployer plans,” as defined in Section 3(37) of ERISA (“Multiemployer Plans”).  Except as set forth on Schedule 5.21(l), with respect to each Multiemployer Plan (i) no withdrawal liability has been incurred by Emmis that has not been paid off in full, and Emmis has no reason to believe that any such liability will be incurred by Emmis or Mediaco on or prior to the Closing Date or the end of the term of the Employee Leasing Agreement and the actions contemplated by Section 6 of the Employee Leasing Agreement, (ii) no notice has been received that such plan is in “reorganization” (within the meaning of Section 4241 of ERISA), (ii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (iv) no notice has been received of a projected funding deficiency within the five (5) year period following the date hereof, and (v) if Emmis were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Closing Date or the end of the term of the Employee Leasing Agreement and the actions contemplated by Section 6 of the Employee Leasing Agreement, no obligation to pay withdrawal liability would exist on the part of Emmis or Mediaco.

(m)Emmis will provide an updated Excel spreadsheet that sets forth the name of each Station Employee as of the Closing Date, and, with respect to each such employee, his or her: (i) employing entity; (ii) job title; (iii) current base salary or hourly rate of pay (if a current employee); (iv) total compensation received in 2018; (v) place of residence and physical work location; (vi) status as exempt or non-exempt under applicable federal, state and/or local wage and hour laws; (vii) hire date and service date (if different); (viii) leave status (including nature and expected duration of any leave); and (ix) visa status (if applicable).

(n)Other than as set forth in its employment agreements and collective bargaining agreements, Emmis has not made any binding, enforceable guarantees or commitments to any of employees with respect to continued employment or increased compensation after the Closing Date.

(o)For any Contract Employee, Emmis has not promised or agreed to any future variation in the terms of that Contract Employee’s employment or engagement other than as permitted by this Agreement.

(p)Emmis is in compliance in all material respects with all applicable laws respecting employment practices, terms and conditions of employment, wages and hours, health and safety, and immigration as they affect the Purchased Stations, including but not limited to: (i) Title VII of the Civil Rights Act of 1964; (ii) the Equal Pay Act of 1967; (iii) the Age Discrimination in Employment Act of 1967; (iv) the Americans with Disabilities Act; (v) the Family and Medical Leave Act; (vi) the Fair Credit Reporting Act; (vii) ERISA; (viii) the Fair Labor Standards Act (the “FLSA”) and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws; (ix) the WARN Act, and any similar state WARN Act Law, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws; (x) the Immigration Reform and Control Act of 1986, and all related regulations and all executive orders in effect regarding the employment in the U.S. of persons who are not citizens of the U.S.; (xi) United States National Labor Relations Act; (xii) Occupational Safety and Health Act; (xiii) federal and state constitutions; (xiv) federal, state, and local statutes and ordinances; and (xv) other federal and state laws relating to employment, employment discrimination, and employment practices, terms and conditions of employment, wages, pay equity, hours, collective bargaining, and the payment and withholding of taxes or other sums as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from current and former employees, and there are no material arrearages or delinquencies in the payment of wages, salaries, commissions, bonuses or other direct compensation.

(q)Emmis has, in all material respects, properly classified its consultants, independent contractors, and other non-employee service providers who provide services to the Purchased Stations.

(r)Emmis has properly classified its employees who provide services to the Purchased Stations as exempt or non-exempt under the FLSA as well as any applicable state and local wage and hour laws.

(s)Each employee of Emmis who provides services to the Purchased Stations has provided the required legal authorization to work in the United States.

(t)Since January 1, 2015, Emmis has not received written or, to the knowledge of Emmis, other notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Purchased Stations that has not been concluded, and, to the knowledge of Emmis, no such investigation is in progress.

(u)Except for the agreements with the Screen Actors Guild – American Federation of Television and Radio Artists (AFL-CIO) contained in the Dataroom or any successor agreement thereto, Emmis is not a party to or bound by any collective bargaining agreement with any labor organization with respect to the Purchased Stations.  To Emmis’ Knowledge, there have been no union organizing activities with respect to Emmis since March 1, 2017.

(v)To the knowledge of Emmis, no work stoppage, labor strike, slowdown, or other material labor disruption with respect to the Purchased Stations has in the last twelve (12) months been threatened in writing.

Section 5.22Permits and Rights. Emmis possesses all material Permits that are necessary to permit Emmis to engage in the business of the Purchased Stations as presently conducted in and at all locations and places where they are currently operating and conducting the business of the Purchased Stations.  Emmis and Mediaco have not assigned, pledged, mortgaged, hypothecated or otherwise transferred any material Permits.

Section 5.23Claims Against Third Parties.  Schedule 5.23 sets forth a list and brief description to Emmis’s Knowledge of all of material breach of contract and tort claims against Emmis, if any, related to the conduct of the business of the Purchased Stations.

Section 5.24Station Intellectual Property.  Except as disclosed on Schedule 5.24:

(a)The member of the Emmis Group that is listed as the registered owner of the Owned Station IP in Schedule 2.1(b)(v) exclusively owns all right, title and interest in such Owned Station IP, the member of the Emmis Group listed as the licensee of any Licensed Station IP in Schedule 2.1(b)(v) has a valid and enforceable license to use such Licensed Station IP, and Emmis either owns or has a valid and enforceable license to use all other Station Intellectual Property, in each case free and clear of Encumbrances (other than Permitted Encumbrances).

(b)Schedule 2.1(b)(v) sets forth as of the Effective Date, with respect to the Purchased Stations, a list of all (i) patents and applications therefor; (ii) Trademark registrations and applications therefor; (iii) copyright registrations and applications therefor; (iv) domain names and social media user names/accounts; and (v) any other material unregistered Intellectual Property, in each case included in the Owned Station IP, and specifying, where applicable, the jurisdictions in which each such item of Owned Station IP has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of the respective registered owners, and any filing deadlines for responses, affidavits or renewals that occur within three (3) months after the date of this Agreement. Schedule 2.1(b)(v) sets forth a list of (i) all material written licenses for Licensed Station IP, (ii) all material written licenses, sublicenses and other agreements pursuant to which any Person is authorized by Emmis to use any Owned Station IP or any other material Station Intellectual Property (collectively, “Licenses Out”), and (iii) except as set forth in Schedule 2.1(b)(v), all material written Contracts with social media influencers and/or on-air talent relating to the Purchased Stations (collectively, “Talent Agreements”). The execution and delivery of this Agreement by Emmis, and the consummation of the transactions contemplated by this Agreement, will not cause Emmis to be in violation or default in any material respect under any licenses for Licensed Station IP, any Licenses Out, or any Talent Agreements, nor entitle any other party to any such Contract to terminate or modify in any material respect such Contract. All Owned Station IP and all Licensed Station IP and Talent Agreements listed on Schedule 2.1(b)(v) are included in the Station Intellectual Property, except that which is “de minimis”. No member of the Emmis Group is a party to any IP Limiting Contract.

(c)No written claim has been received by Emmis or, to Emmis’ Knowledge, has been threatened by any Person (i) alleging that the business of the Purchased Stations as currently conducted or as conducted within the past two (2) years infringes, misappropriates or otherwise violates any Intellectual Property of any other Person, (ii) objecting to the use by Emmis of any Intellectual Property used in the business of the Purchased Stations as currently conducted or under development for use in the business of the Purchased Stations or (iii) challenging the ownership by Emmis, or the validity or effectiveness, of any Owned Station IP, in each case that would be material to the business of the Purchased Stations either individually or in the aggregate. To Emmis’ Knowledge, there is not currently any material unauthorized use, infringement or misappropriation or other violation of any Owned Station IP by any Person, including, to Emmis’ Knowledge, any employee or former employee of Emmis. No Owned Station IP is subject to any Order, and no claim or Proceeding is pending (or to Emmis’ Knowledge, threatened) that challenges, the legality, validity, enforceability, use or ownership of any Owned Station IP.

(d)With respect to the Purchased Stations, Emmis is in compliance in all material respects with all applicable Laws (including any Privacy and Information Security Requirements) and contractual obligations of Emmis governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of Personal Information of consumers or customers (“Customer Information”). Collection and Use of such Customer Information with respect to the Purchased Stations is in accordance in all material respects with Emmis’ privacy policies (or applicable terms of use) as published on its websites or any other privacy policies (or applicable terms of use) presented to consumers or customers (actual or potential) and to which Emmis is bound or otherwise subject and any contractual obligations of Emmis to its customers (actual or potential) regarding privacy. With respect to the Purchased Stations, Emmis takes commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use including appropriate backup, security, and disaster recovery technology, and to Emmis’ Knowledge no Person has gained unauthorized access to any of Emmis’ software, data, systems, or networks with respect to the Purchased Stations.

(e)The business of the Purchased Stations does not infringe, misappropriate or otherwise violate in any material respect any Intellectual Property of any other Person. To Emmis’ Knowledge, the execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of Emmis’ obligations hereunder or thereunder, will not violate in any material respect any applicable Law or any of Emmis’ privacy policies (or applicable terms of use) or any other contractual obligation of Emmis governing the Collection and Use of Customer Information.

(f)The Station IT Assets are free from material bugs and other defects, have not materially malfunctioned or failed within the past three years, and to Emmis’ Knowledge do not contain any viruses, malware, Trojan horses, or similar devices, except any of the foregoing that would not be material to the business of the Purchased Stations either individually or in the aggregate. All Station IT Assets are owned exclusively by Emmis, or are used pursuant to a valid license and are not a “bootleg” version or unauthorized copy. Subject to Section 2.1(f) and Section 2.6, the Station IT Assets owned or used by Emmis prior to the Closing will be owned or available for use (as applicable) by the Purchased Stations, and any Contract related to any of the foregoing, including license, hosting, maintenance, service and support agreements, will continue to benefit the Purchased Stations on substantially similar terms and conditions, in each case immediately after the Closing.

(g)The Station Intellectual Property constitutes all Intellectual Property necessary to operate the business of the Purchased Stations in all material respects as it is currently conducted and as it has been conducted in the twelve (12) months prior to the date hereof.

Section 5.25Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Emmis/Mediaco Disclosure Schedules), neither Emmis nor any of its Affiliates nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Emmis or Mediaco, and Emmis and Mediaco disclaim any other representations or warranties, including any representation or warranty as to the accuracy, appropriateness, completeness, suitability or sufficiency of any information (whether written or oral) regarding the Mediaco Assets furnished or made available to Purchaser or any of its Representatives (including any information, documents or material delivered to Purchaser or otherwise made available to Purchaser in any electronic document site established on behalf of Emmis or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability, cost estimates, financial projections or success of the Mediaco Business, or any representation or warranty arising from statute or otherwise in law.

Article VI

representations and warranties of Purchaser

Purchaser hereby represents and warrants to Emmis and Mediaco that:

Section 6.1Authorization. Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which Purchaser is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 6.2Consents and Approvals. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Purchaser does not and will not: (i) violate any provisions of the Organizational Documents of Purchaser or (ii) violate any applicable Law or Order. Except for the FCC Consents, no approval or consent of any Person is or was required to be obtained by Purchaser for the authorization of this Agreement or the other documents contemplated hereby or the execution, delivery, performance and consummation by Purchaser of the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 6.3Litigation. There are no claims, litigation, arbitrations or other legal proceedings pending against Purchaser or its Affiliates or, to Purchaser’s Knowledge, which are pending but not served on Purchaser or its Affiliates or threatened against Purchaser or its Affiliates that questions the validity of this Agreement or the right of the Parties to enter into them, or to consummate the transactions contemplated by this Agreement or that seek damages in connection with the transactions contemplated by this Agreement.

Section 6.4Brokers. Neither Purchaser nor any of its Affiliates has employed any investment banker, broker, finder or intermediary in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions, and any such fee or commission, and any costs or expenses incurred in connection therewith shall be borne solely by Purchaser.

Section 6.5Disclosure of Information. Purchaser has had an opportunity to discuss the Mediaco Business, management, financial affairs and the terms and conditions of the offering of the shares of Class B Common Stock with Emmis and Mediaco management and has had an opportunity to review the Purchased Stations. Purchaser has conducted its own independent investigation, review and analysis of the Mediaco Business and the Mediaco Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Emmis for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Emmis and Mediaco set forth in Article V (including related portions of the Emmis/Mediaco Disclosure Schedules); and (b) neither Emmis nor any other Person has made any representation or warranty as to Mediaco, the Mediaco Business, the Mediaco Assets or this Agreement, except as expressly set forth in Article V (including the related portions of the Emmis/Mediaco Disclosure Schedules). The foregoing, however, does not limit or modify the representations and warranties of Emmis and Mediaco in Article V of this Agreement or the right of Purchaser to rely thereon.

Section 6.6Investment Representation. Purchaser is acquiring the Class B Common Stock pursuant to this Agreement for its own account for investment purposes only and not with a view to any resale, distribution, subdivision or fractionalization of them. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 6.7Solvency. Each of Purchaser, Mediaco and the Mediaco Subsidiaries shall be Solvent following the Closing, after giving effect to the transactions contemplated by this Agreement.

Section 6.8Equity Financing. Purchaser has delivered to Emmis a true and complete copy of the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from Standard General L.P. (the “Equity Investor”), pursuant to which Standard General L.P. commits to invest, or to cause one or more of its Affiliates to invest, in Purchaser, subject to the terms and conditions thereof, cash in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter is (a) in full force and effect, (b) unamended, (c) a legal, valid and binding obligation of the Equity Investor and (d) enforceable in accordance with its terms against the Equity Investor, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law. Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the parties thereto to provide the full amount of the financing set forth therein. The Equity Investor is not in default or breach of the Equity Commitment Letter.  Provided that all conditions set forth in the Equity Commitment Letter are satisfied, at the Closing, Purchaser will have sufficient cash or other sources of immediately available funds to permit it to make the Purchaser Investment and consummate the other Transactions.

Article VII

The Distribution

Section 7.1Record Date and Closing Date. Subject to the satisfaction, or to the extent permitted by applicable Law, waiver, in whole or in part, of the conditions set forth in Article IV, the Board of Directors of Emmis in consultation with Purchaser, shall establish the Record Date and the Closing Date and any necessary or appropriate procedures in connection with the Distribution; provided, that Emmis shall provide Purchaser written notice no fewer than two (2) Business Days prior to Emmis’ announcement of the Record Date to its stockholders.

Section 7.2Authorization of Mediaco Common Stock; Charter and By-laws.

(a)Prior to the Closing Date, Emmis and Mediaco shall take all actions necessary (including amending the Mediaco certificate of incorporation as applicable) to issue to Emmis such number of shares of Class A Common Stock, including, if applicable, by reclassifying the outstanding shares of Class A Common Stock or by declaring a dividend payable to Emmis in shares of Class A Common Stock, for the purpose of increasing the outstanding shares of Class A Common Stock such that, immediately prior to the Closing Date, Mediaco will have an aggregate number of shares of Class A Common Stock to be determined by Emmis, Mediaco and Purchaser prior to the Closing Date, all of which will be held by Emmis.

(b)On or prior to the Closing Date, Mediaco and Emmis shall cause Mediaco’s certificate of incorporation and by-laws to be amended and restated, in forms mutually satisfactory to the Parties.

Section 7.3The Agent. Prior to the Closing Date, Emmis shall enter into an agreement with the Agent on terms reasonably satisfactory to Mediaco and Purchaser providing for, among other things, the distribution to the holders of Emmis Common Stock in accordance with this Article VII of the shares Class A Common Stock to be distributed in the Distribution.

Section 7.4Delivery of Shares to the Agent. At or prior to the Closing Date, Emmis shall authorize the book-entry transfer by the Agent of all of the outstanding shares of Class A Common Stock to be distributed in connection with the Distribution.

Section 7.5The Distribution.

(a)Upon the terms and subject to the conditions of this Agreement, following consummation of the authorization of Class A Common Stock pursuant to Section 7.2 and the Initial Contribution on the Closing Date, Emmis shall declare and effect the Distribution, in accordance with Section 7.5(c), to each holder of issued and outstanding shares of Emmis Common Stock as of the Record Date (excluding treasury shares held by Emmis and any other shares of Emmis Common Stock otherwise held by a member of the Emmis Group), such that each such holder will receive a pro-rata share of the aggregate shares of Class A Common Stock held by Emmis as of the Distribution Time (the aggregate number of shares of Class A Common Stock held by Emmis as of the Distribution Time, the “Emmis Share Number”).

(b)Any fractional shares of Class A Common Stock that would otherwise be issuable to a Emmis Stockholder pursuant to Section 7.5(a) shall be aggregated and such Emmis Stockholder shall be issued in respect of all such fractional shares a number of shares of Class A Common Stock equal to such aggregate number, rounded to the nearest whole number. Emmis, Mediaco and Purchaser acknowledge and agree that the conversion set forth in the preceding sentence in lieu of issuing fractional shares of Class A Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Mediaco that would otherwise be caused by the issuance of fractional shares of Class A Common Stock. In the event that after giving effect to this Section 7.5(b), the aggregate number of shares of Class A Common Stock issued to the Emmis Stockholders is greater than the number of shares of Class A Common Stock to be issued as the Emmis Share Number, the Emmis Share Number shall be deemed to be amended to include such number of additional shares of Class A Common Stock issued pursuant to this Section 7.5(b), but in no event shall the total number of issued shares of Class A Common Stock represent more than 25% of the equity of Mediaco.

(c)At or prior to the Distribution Time, Emmis shall deliver to the Agent evidence of Class A Common Stock in book-entry form being distributed in the Distribution for the account of the holders of Emmis Common Stock that are entitled thereto pursuant to Section 7.5(a) or Section 7.5(b). The Distribution shall be deemed to be effective upon written authorization from Emmis to the Agent to proceed, after the receipt of which the Agent shall then distribute by book-entry transfer in respect of the outstanding shares of Emmis Common Stock held by holders of record of Emmis Common Stock on the Record Date (excluding treasury shares held by Emmis and any other shares of Emmis Common Stock otherwise held by a member of the Emmis Group) all of the shares of Class A Common Stock distributed in the Distribution pursuant to Section 7.5(a) and Section 7.5(b).

(d)Purchaser shall be responsible for out of pocket costs related to the Distribution, including the costs of engaging the Agent, listing fees and filing fees. Notwithstanding the foregoing, each party shall be pay the fees of its own counsel, provided that counsel to Purchaser, on behalf of Mediaco, shall be primarily responsible for securities filings with respect to the Distribution, with cooperation and assistance as reasonably necessary from Emmis and its counsel.

Article VIII

Indemnification

Section 8.1Emmis’ Indemnities. From and after Closing, Emmis (the “Emmis Indemnifying Parties”) shall indemnify, defend, and hold harmless Mediaco and its Affiliates (collectively, the “Mediaco Indemnified Parties”) from and against, and reimburse them for, all Losses resulting from, related to, or in connection with:

(a)any breach or misrepresentation by Emmis of any of its representations or warranties in this Agreement;

(b)any breach, misrepresentation, or other violation by Emmis of any of its covenants or agreements in this Agreement;

(c)any third-party claims brought against Mediaco, Purchaser or their Affiliates to the extent attributable to Emmis’ operation of the Purchased Stations or other business prior to the Closing;

(d)any Excluded Liabilities; and

(e)withdrawal liability with respect to the Multiemployer Plans.

To the extent a claim for indemnification is or may be based on both a breach of a representation and warranty and pursuant to Section 8.1(c), Section 8.1(d), or Section 8.1(e), the indemnification claim shall be made pursuant to Section 8.1(c), Section 8.1(d), or Section 8.1(e), unless Purchaser specifically provides otherwise in the notice of claim. With respect to any Losses suffered by a Mediaco Indemnified Party that are determined to be indemnifiable pursuant to Section 8.1(e), Mediaco shall have the option to offset such indemnifiable Losses against amounts due pursuant to the Emmis Promissory Note.

Section 8.2Mediaco’s Indemnities. From and after Closing, Mediaco shall indemnify, defend, and hold harmless Emmis and its Affiliates from and against, and reimburse them for, all Losses resulting from, related to, or in connection with:

(a)Any breach, misrepresentation, or other violation by Mediaco of any of its covenants or agreements in this Agreement after the Closing;

(b)Any Mediaco Liabilities; and

(c)Any third-party claims brought against the Emmis Indemnified Parties to the extent attributable to Mediaco’s operation of the Stations following the Closing.

Section 8.3Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a)The Party seeking indemnification under this Article VIII (the “Claimant”) shall give notice to the Party from whom indemnification is sought (the “Indemnitor”) of any claim or liability that might result in an indemnified Loss (an “Indemnified Claim”), specifying in reasonable detail (i) the factual basis for and circumstances surrounding the Indemnified Claim; and (ii) the amount of the potential Loss pursuant to the Indemnified Claim if then known, and including copies of any material correspondence or written documents relating to the Indemnified Claim. If the Indemnified Claim relates to a Proceeding filed by a third party against Claimant, notice shall be given by Claimant as soon as practical, but in all events within fifteen (15) Business Days after Claimant learns of the Proceeding or written notice of the Proceeding is given to Claimant. In all other circumstances, notice shall be given by Claimant as soon as practical, but in all events within twenty (20) Business Days after Claimant becomes aware of the facts giving rise to the potential Loss; provided, however, that should the Claimant fail to notify the Indemnitor in the time required above, the Indemnitor shall only be relieved of its obligations pursuant to this Article VIII to the extent the Indemnitor is materially prejudiced by such delay or failure to timely give notice of an Indemnified Claim or potential Loss.

(b)The Claimant shall make available to Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the Indemnified Claim or Loss and shall make available any information or documentation in Claimant’s possession, custody or control that is or may be helpful in defending or responding to the Indemnified Claim or Loss.

(c)The Indemnitor shall have thirty (30) days after receipt of the indemnification notice referred to in sub-section (a) to notify the Claimant in writing that it elects to conduct and control the defense of any such Indemnified Claim; provided, however, such thirty (30) day period shall be reduced to such shorter period of time set forth in the applicable indemnification notice if the Indemnified Claim or Loss is based upon a third-party claim requiring a response in fewer than thirty (30) days, but in no event fewer than ten (10) days.

(d)If the Indemnitor does not advise the Claimant of its intent to conduct and control the defense of the Indemnified Claim or Proceeding within the time period specified above, the Claimant shall have the right to defend, contest, settle, or compromise such Indemnified Claim or Proceeding. If the Indemnitor properly advises the Claimant that it will conduct and control the Indemnified Claim or Proceeding, the Indemnitor shall have the right to undertake, conduct, defend, and control, through counsel of its own choosing and at its sole expense, the conduct, defense, and settlement of the Indemnified Claim or Proceeding, and the Claimant shall cooperate with the Indemnitor in connection therewith; provided, however, that: (i) the Indemnitor shall not consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, which consent shall not be unreasonably withheld; (ii) the Indemnitor shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant; (iii) upon a final determination of Proceeding, the Indemnitor shall promptly reimburse the Claimant for the full amount of any indemnified Loss or indemnified portion of any Loss resulting from the Indemnified Claim or Proceeding and all reasonable expenses related to such indemnified Loss incurred by the Claimant, except (A) fees and expenses of counsel for the Claimant in the event that Indemnitor has conducted or controlled the Proceeding and (B) any Loss not indemnifiable by Indemnitor; and (iv) no Indemnitor may, without the prior written consent of the Claimant, settle or compromise, or consent to the entry of any judgment in connection with, any Proceeding with respect to the claim described in the indemnification notice unless (A) such settlement or compromise involves only the payment of money; (B) there is no finding or admission of liability, any violation of any Law or any violation of the rights of any Person by the Claimant; and (C) the

Indemnitor obtains an unconditional release of each Claimant from all Indemnified Claims or potential Loss arising out of the claim described in the indemnification notice and any Indemnified Claim or Proceeding related thereto. If the Claimant is controlling the defense of an Indemnified Claim or Proceeding pursuant to this Section 8.3(d), then it shall not agree to any settlement without the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

Section 8.4Limitations.

(a)Except in the case of Fraud, the Indemnitor shall only be required to indemnify the Claimant under this Article VIII for breaches of representations or warranties by the Emmis Indemnifying Parties pursuant to Section 8.1(a) if the aggregate amount of all Losses relating to claims for breaches of representations or warranties of the Emmis Indemnifying Parties pursuant to Section 8.1(a) (with respect to Mediaco Indemnified Parties) exceeds one percent (1%) of the Emmis Purchase Price (the “Basket”), after which the Claimant shall be entitled to recover, and the Emmis Indemnifying Parties shall be obligated for, Losses in excess of the Basket; provided that the foregoing limitation shall not apply to Losses relating to a breach by Emmis of its representations or warranties in Section 5.1 (Due Organization; Good Standing; Corporate Power and Subsidiaries), Section 5.2 (Authorization and Binding Obligation), Section 5.8(a) (Station Licenses), and Section 5.16 (Broker’s Fees) and shall not apply to Losses relating to Taxes or a breach by Purchaser of its representations or warranties in Section 6.1 (Authorization), Section 6.4 (Brokers), Section 6.5 (Disclosure of Information), and Section 6.8 (Equity Financing).

(b)Except in the case of Fraud, the maximum aggregate liability of Emmis pursuant to Section 8.1(a) for any claim or claims for Losses for breaches of representations or warranties shall not exceed ten percent (10%) of the Emmis Purchase Price (the “Cap”); provided, however, that the Cap for any claim or claims for Losses relating to Taxes or a breach by Emmis of its representations or warranties in Section 5.1 (Due Organization; Good Standing; Corporate Power and Subsidiaries), Section 5.2 (Authorization and Binding Obligation), Section 5.8(a) (Station Licenses), and Section 5.16 (Broker’s Fees) shall be the Emmis Purchase Price.

Section 8.5Certain Limitations. In calculating the amount of Losses of a Claimant under this Article VIII:

(a)any claim for indemnification under this Agreement shall be reduced and offset dollar-for-dollar by any insurance payment with respect to the matter for which indemnification is sought, in each case as and when actually received by the Party claiming indemnification (and the Claimant shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement);

(b)for purposes of indemnification for breaches of representations or warranties by a Party, (i) references to materiality, Material Adverse Effect or other similar qualification (collectively, “Materiality Qualifiers”) are to be used solely for the purpose of determining whether a breach of a representation or warranty has occurred, and (ii) once a breach has occurred, the Materiality Qualifiers shall be ignored and the amount of the applicable Losses shall be calculated without regard to any Materiality Qualifiers contained in any such breached representation or warranty; and

(c)no amounts will be recoverable under this Article VIII by any Party with respect to any matter to the extent such matter was reflected in the prorations of income and expenses pursuant to Section 2.1.

Section 8.6Survival. Unless otherwise specified herein, each covenant and agreement contained in this Agreement or in any other Transaction Agreement and required to be performed after Closing shall survive the Closing and be enforceable in accordance with its terms until the expiration of the applicable statute of limitations (including extensions thereof) for breach or enforcement of such covenant and agreement under applicable Law. All representations and warranties contained in this Agreement and each covenant or agreement contained in this Agreement that is required to be performed at or prior to Closing shall survive for a period of fifteen (15) months after the Closing and thereafter such representations and warranties shall expire, except that (i) any representation or warranty with respect to which an indemnification notice has been delivered for a breach thereof prior to the expiration of such fifteen (15) month period shall survive as to such claim until such claim is resolved; (ii) the representations, warranties, covenants, and indemnity agreements as to Taxes as well as the representations and warranties set forth in Section 5.1 (Due Organization; Good Standing; Corporate Power and Subsidiaries), Section 5.2 (Authorization and Binding Obligation), Section 5.8(a) (Station Licenses), and Section 5.16 (Broker’s Fees) shall survive for the applicable statute of limitations applicable to the matters subject to such respective representations and warranties, respectively, plus ten (10) Business Days.

Section 8.7Exclusive Remedies following the Closing. The Parties acknowledge and agree that the foregoing indemnification provisions in this Article VIII shall, except in the case of Fraud, be the exclusive remedy of the Parties with respect to Losses after Closing relating to the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing any Party may pursue injunctive relief following Closing to enforce covenants in the Agreement that survive Closing and are supportable under applicable Law.

Section 8.8Mitigation of Damages. The Parties agree to use reasonable efforts to mitigate any Losses which form the basis for any claim for indemnification, defense, hold harmless, payment or reimbursement hereunder other than with respect to claims for the indemnification of Mediaco Liabilities or Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, no Party will be entitled to lost profits, punitive damages or other special or consequential damages regardless of the theory of recovery.

Article IX

Additional Covenants

Section 9.1Affirmative Covenants of Emmis. Between the date of this Agreement and the Closing Date:

(a)Emmis shall promptly notify Purchaser in writing if Emmis has Knowledge prior to Closing of: (1) any representations or warranties contained in Article V and Article VI that are no longer true and correct in any material respect or of any fact or condition that would constitute a material breach of any such representation or warranty as of Closing, (2) the occurrence of any event that would require any material changes or amendments to the schedules and exhibits attached to this Agreement, (3) the occurrence of any event that may make the satisfaction of the conditions in Article IV impossible or materially unlikely, or (4) the occurrence of any other event that violates any material covenants, conditions or agreements to be complied with or satisfied by Emmis under this Agreement; provided, however, that no such notice shall qualify or otherwise limit in any way Emmis’ representations, warranties, covenants or agreements herein.

(b)Emmis will use all commercially reasonable efforts to comply in all material respects with all Laws applicable to Emmis’ use of the Mediaco Assets and operate and maintain the Purchased Stations and all operations in material conformity with the FCC Licenses, the Communications Act, and the rules and regulations of the FCC;

(c)Emmis will maintain the Mediaco Assets in customary repair, maintenance and condition, except for wear and tear incurred in the ordinary course of business, and Emmis will continue to make capital expenditures in the ordinary course of business consistent with past practices as contemplated in the current capital expenditure plan of Emmis, if any;

(d)Emmis will maintain in full force and effect the FCC Licenses relating to the Purchased Stations and the Mediaco Assets and, except as set forth elsewhere in this Agreement, take any action reasonably necessary before the FCC, including the preparation and prosecution of applications for renewal of the FCC Licenses, if necessary, to preserve such licenses in full force and effect in all material respects;

(e)Emmis will maintain in full force and effect reasonable property damage and liability insurance on the Mediaco Assets in at least the amount provided for by the policies currently maintained by Emmis;

(f)Emmis shall conduct the business of the Purchased Stations in the ordinary course of business consistent with past practices of the Purchased Stations;

(g)Emmis shall use commercially reasonable efforts to preserve intact the business of the Purchased Stations and maintain the relations and goodwill, if any, with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the business of the Purchased Stations;

(h)Emmis shall use commercially reasonable efforts to cause the conditions set forth in Article IV to be satisfied promptly;

(i)Emmis shall maintain all registrations and prosecute any pending applications for Owned Station IP (except where not permitted under applicable Law); and

(j)Emmis shall maintain all books and records relating to the business of the Purchased Stations.

Section 9.2Negative Covenants of Emmis. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement, or with the prior written consent of Purchaser (which consent may be authorized by David Glazek or Gail Steiner or any officer of Purchaser), with respect to the Mediaco Business:

(a)Emmis will not (i) engage in any hiring, discharge or employee compensation decisions or practices with respect to any Station Employees that are outside the ordinary course of business consistent with past practice, (ii) increase the compensation or benefits of any Station Employee or establish, modify or terminate any Station Plan, in each case outside the ordinary course of business consistent with past practice, or (iii) enter into, amend or terminate any collective bargaining agreement other than agreements, amendments, or terminations with respect to the Screen Actors Guild – American Federation of Television and Radio Artists (AFL-CIO) in the ordinary course of business consistent with past practice, except in each case for (A) actions required pursuant to Contracts or Law, and (B) stay bonuses and other contractual or legal obligations that will be satisfied by Emmis, provided that Emmis will provide Mediaco with reasonable advance notice of any hiring, discharge or compensation decisions made prior to the Closing;

(b)Emmis will not (A) terminate, assign, modify or amend any Assumed Contract except in the ordinary course of business or as reasonably necessary to transfer such Assumed Contract to Mediaco, or (B) knowingly take or fail to take any action that would cause a breach of any Assumed Contract;

(c)Emmis will not voluntarily create any Encumbrance (other than a Permitted Encumbrance) on any of the Mediaco Assets or capital stock of Mediaco;

(d)Emmis will not sell, assign, lease or otherwise transfer or dispose of any of the Mediaco Assets, except for Assets consumed or disposed of in the ordinary course of business consistent with past practices;

(e)Emmis will not modify or amend, or seek to modify or amend, any of the main station FCC Licenses without Mediaco’s prior written consent except as necessary for Emmis to be in compliance with the Communications Act; provided, that Purchaser shall not unreasonably withhold, condition or delay their consent unless the modification is materially adverse to the interests of Mediaco or the Purchased Stations; and provided, further, that Emmis shall have the right to file and pursue any and all FCC License renewals that Emmis deems necessary or advisable;

(f)Emmis shall not authorize or enter into any local marketing agreement, time brokerage agreement, joint sales agreement or similar agreement with respect to the Purchased Stations;

(g)Emmis will not purchase or acquire, or enter into any purchase and sale agreement, lease, sublease, license or occupancy agreement with respect to, any real property or interests in real property on behalf of Mediaco or enter into any agreement which would be binding on the Real Estate Leases following the Closing; and

(h)Emmis shall not authorize or enter into an agreement to do any of the foregoing.

Section 9.3Covenants of Mediaco. Mediaco shall promptly notify Purchaser in writing if Mediaco has Knowledge prior to the Closing of: (1) any representations or warranties contained in Article V that are no longer true and correct in any material respect, (2) the occurrence of any event that would require any changes or amendments to the schedules or exhibits attached to this Agreement, or (3) the occurrence of any other event that may reasonably be expected to result in a violation of any covenants, conditions or agreements to be complied with or satisfied by Mediaco under this Agreement; provided, however, that no such notice shall qualify or otherwise limit in any way Mediaco’s representations, warranties, covenants or agreements herein.

Section 9.4Covenants of Purchaser. Purchaser shall promptly notify Emmis in writing if Purchaser has Knowledge prior to the Closing of: (1) any representations or warranties contained in Article VI that are no longer true and correct in any material respect, (2) the occurrence of any event that would require any changes or amendments to the schedules or exhibits attached to this Agreement, (3) the occurrence of any other event that may reasonably be expected to result in a violation of any covenants, conditions or agreements to be complied with or satisfied by Purchaser under this Agreement; provided, however, that no such notice shall qualify or otherwise limit in any way Purchaser’s representations, warranties, covenants or agreements herein.

Section 9.5Access. Between the date of this Agreement and the Closing Date, Emmis will provide Purchaser, its counsel, accountants, financial advisors, bankers or other financing parties, environmental consultants, appraisers and other advisers and representatives, (i) such books and records, including copies of all Assumed Contracts, environmental and engineering studies and reports, and other documents and contracts pertaining solely to the Mediaco Assets or the Purchased Stations that are in Emmis’ possession, custody or control and (ii) access to the Purchased Stations’ properties and Leased Real Property (including for purposes of performing one or more ALTA surveys of the Leased Real Property or any portion thereof), Assets and personnel. Except as permitted under Section 9.14, Purchaser and its consultants and agents shall not contact employees of Emmis without Emmis’ express approval, which shall not be unreasonably delayed or withheld. All information shared or discovered in connection with such access shall be subject to the Confidentiality Agreement and Section 10.5. Emmis shall use reasonable best efforts to cause its officers, employees and advisors to provide reasonable cooperation in connection with requests for information, documents and/or data from Purchaser and its consultants.

Section 9.6No Inconsistent Action. Between the date of this Agreement and Closing hereunder or termination of this Agreement, each Party shall use its commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of such Party to consummate the contribution of the Mediaco Assets, the Purchaser Investment and the Distribution, and shall take no action inconsistent with such consummation.

Section 9.7Exclusivity. Neither Emmis nor any of its Affiliates or Representatives shall, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing hereunder or the termination of this Agreement, directly or indirectly solicit, initiate or encourage offers from, negotiate, engage in discussions with or in any manner encourage, accept or actively consider any proposal of any other Person relating to the acquisition of the business of the Purchased Stations or the Mediaco Assets in any manner that would conflict with this Agreement or that otherwise would prevent the consummation of the transactions contemplated hereby.

Section 9.8Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Transaction Agreements (including all actions contemplated to be taken from time to time after the Closing Date, which shall be taken at the expense of the Party taking such action and for no further consideration from any other Party or its Affiliates (except as otherwise expressly provided in this Agreement)). Without limiting the foregoing, the Parties shall cooperate with the other Parties, and execute and deliver, or use their respective reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as a Party (as the case may be) may reasonably be requested to take by another Party from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.

Section 9.9Transition Efforts. The Parties shall use their respective commercially reasonable efforts to accomplish a timely, smooth, uninterrupted and organized transfer of the Mediaco Assets upon Closing.

Section 9.10Press Releases. Emmis, Mediaco and Purchaser agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior consent of the other Parties, which consent shall not be unreasonably withheld, except as such release or announcement may be required by any Law or securities exchange requirement, in which case the Party required to make the release or announcement shall, allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 9.11Off-the-Shelf Software Licenses. Between the date hereof and the Closing, Emmis shall ensure that it has sufficient licenses for off-the-shelf software used in the operation of the Purchased Stations as currently operated. If any such license is not transferable to Mediaco as of the Closing, then Emmis shall acquire such software licenses prior to the Closing at Mediaco’s cost and expense.

Section 9.12Social Media Accounts.  Between the date hereof and the Closing, Emmis shall cause employees or agents of the Emmis Group who are the account holders for social media accounts (including Facebook, Twitter, and Instagram) that are included in the Mediaco Assets to take all actions and provide all information and materials necessary for Emmis to convey rights to and control over such accounts to individuals designated by Mediaco as of the Closing.

Section 9.13Missing IP. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Agreements, if at any time prior to the later of (a) five (5) years after the Closing or (b) three (3) years after the date that the last Transaction Agreement expires or terminates, either Party discovers that any Missing IP is held by Seller (whether by way of ownership or by a license or permission from a third party, which license or permission may by its terms be transferred to Buyer), Emmis will promptly transfer such Missing IP to Buyer or its designated Affiliate, in each case for no additional consideration and at Emmis’s expense.

Section 9.14Accounting.  During the first fifteen (15) Business Days after Closing, Mediaco shall make available to Emmis, at no additional cost, access to the Purchased Stations’ books and records, and the responsible employee(s) to consult with respect to such books and records, for the purposes of closing the books of the Purchased Stations for the period prior to Closing.

Section 9.15Financing.

(a)Purchaser shall cause the financing contemplated by the Equity Commitment Letter to be available to Mediaco at the Closing;  provided, however, that Purchaser may, in its sole discretion, reduce the amount of the Equity Financing by an amount equal to the amount of financing (the “Debt Financing”) provided by an Affiliate, a bank or another third-party financial institution (such institution, the “Lender”) to Purchaser or Mediaco to the extent such amount is used to pay the Emmis Purchase Price and consummate the other Transactions.

(b)Emmis and Mediaco shall use reasonable best efforts to cause their officers, employees and advisors to provide reasonable cooperation in connection with the arrangement of the Debt Financing with respect to the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates of documents, including a customary certificate of the chief financial officer with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by Purchaser.

Section 9.16Replacement of Guaranties. Emmis or its Affiliates have provided certain guarantees, letters of credit, surety bonds, indemnities and similar obligations with respect to the Mediaco Business as set forth on Schedule 9.16 (each, an “Existing Guaranty”). Purchaser shall use its reasonable best efforts to cause the complete and unconditional release of Emmis and its Affiliates and the substitution of a similar obligation of Purchaser, Mediaco or an Affiliate or a third party as the guarantor, indemnitor or responsible party (“Substitute Guaranties”) under each Existing Guaranty, which Substitute Guaranties will be effective upon the Closing. Without limiting the foregoing, if any Existing Guaranty remains outstanding and not fully released after the Closing, Purchaser shall (i) continue to use reasonable best efforts after the Closing to relieve and release Emmis and its Affiliates of any liabilities and obligations under any Existing Guaranty under which a new guarantor has not been substituted in all respects for Emmis or any of its Affiliates as of the Closing Date; (ii) not permit any of the Mediaco Entities to (A) renew or extend the term of or (B) increase the obligations under, or transfer to another Person, any liability for which Emmis or any of its Affiliates (other than the Mediaco Entities) is or would reasonably be expected to be liable under any such outstanding Existing Guaranty; and (iii) indemnify and hold harmless Emmis and its Affiliates with respect to all liabilities or obligations arising out of or relating to any such Existing Guaranty.

Section 9.17Governmental Approvals.

(a)General. Each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)FCC Consents.

(i)The assignments of the FCC Licenses as contemplated by this Agreement are subject to the prior consent and approval of the FCC.  Prior to Closing, Mediaco shall not directly or indirectly control, supervise, direct, or attempt to control, supervise, or direct, the operation of any Purchased Station.

(ii)As soon as practicable, and in any event within five (5) business days following the date of the execution of this Agreement, the Parties shall prepare and jointly file the FCC Applications and the Parties shall use all reasonable best efforts to cause the FCC to accept the FCC Applications for filing as soon as practicable after such filing.  Each Party shall thereafter prosecute the FCC Applications in good faith and with all reasonable diligence and otherwise use all reasonable best efforts to obtain the grant of the FCC Consents as expeditiously as practicable.  No Party will take any action that it knows, or reasonably believes, would prevent or materially delay grant of the FCC Applications.  Emmis shall promptly enter into reasonable tolling or other arrangements with the FCC if necessary to resolve any complaints before the FCC relating to the Purchased Stations in order to obtain the FCC Consents and any liability imposed upon the Purchased Stations by the FCC relating to the basis for such tolling shall be deemed an Excluded Liability. Each Party shall (i) keep the other Parties informed in a timely manner and in all material respects of any material communication received by such Party from, or given by such Party, to the FCC or any other Governmental Authority (including the provision of copies of any pleadings, documents, or other communications exchanged with the FCC or any other Governmental Authority) and the material non-confidential portions of any communications received or given by a private party with respect to this Agreement and the transactions contemplated hereby, (ii) permit the other party to review any material non-confidential portions of any communication given or to be given by it to the FCC, and any other Governmental Authority with respect to this Agreement and the transactions contemplated hereby, and (iii) consult with each other in advance of and be permitted to attend any meeting or conference with, the FCC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated by this Agreement.

(iii)Each of Emmis and Mediaco shall bear one-half of the cost of the FCC filing fees for the FCC Applications. Each Party shall bear its own costs and expenses (including the legal fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC Applications to be prepared by it and in connection with the processing and defense of the application.

(iv)Each Party, at its own expense, shall use its reasonable best efforts to oppose any efforts or any requests by third parties for reconsideration or review of the FCC Consents or any petitions to deny the applications with respect to the FCC Consents, by the FCC or a court of competent jurisdiction.

Section 9.18Board of Directors of Mediaco. At the Closing, in accordance with Section 7.4 of the Restated Articles, the Board of Directors of Mediaco shall be composed of seven members, of whom four shall be appointed by Purchaser and three shall be appointed by Emmis.

Section 9.19Actions Relating to the Distribution; Listing of Class A Common Stock. As promptly as reasonably practicable after the date of this Agreement, Mediaco and Emmis (with the assistance of Purchaser and Purchaser’s counsel (at Purchaser’s expense), and subject to Section 7.5(d)) shall prepare and, in accordance with applicable Law, file with the SEC the Mediaco Form 10, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and Mediaco and Emmis shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Mediaco and Emmis shall take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution. To the extent not already approved and effective, Mediaco shall use reasonable best efforts to cause the Class A Common Stock to be issued in the Transactions to be approved for trading on the Nasdaq Capital Market effective upon the consummation of the Distribution.

Section 9.20Certain Tax Matters.

(a)The Parties hereto, and their respective Affiliates intend that the Transactions be treated as follows for Tax Purposes (the “Intended Tax Treatment”):

(i)Upon the Closing, Mediaco shall be treated as newly formed and capitalized in a transaction described in Section 351 of Code pursuant to which (a) Emmis made the Initial Contribution in exchange for the Total Emmis Consideration with the Emmis Purchase Price and Emmis Promissory Note constituting “other property or money” as described in Section 351(b) of the Code and (b) Purchaser made the Purchaser Investment and issued the Emmis Promissory Note in exchange for the Purchaser Stock Consideration.

(ii)The Distribution shall be treated as having been made immediately after the Closing in a distribution fully subject to Section 301 of the Code and without application of Section 355 of the Code for the avoidance of doubt.

(b)No later than thirty (30) days following the finalization of the Settlement Statement pursuant to Section 3.1, Emmis shall prepare and provide to Purchaser an update of the Emmis Tax Basis Estimate, calculated in accordance with the Intended Tax Treatment, the Class A Valuation Statement, and any adjustments to the Emmis Purchase Price made pursuant to this Agreement. Within thirty (30) days following the receipt from Emmis of the updated Emmis Tax Basis Estimate Purchaser shall provide Emmis with any comments to the updated the Class A Valuation Statement and the Emmis Tax Basis Estimate (failure to so comment shall be deemed acceptance of the Class A Valuation Statement and the Emmis Tax Basis Estimate).  Emmis shall consider Purchaser’s comments in good faith.  If Emmis objects to Purchaser’s comments, Emmis and Standard shall use commercially reasonable efforts to settle the dispute with respect to such comments promptly.  If Emmis and Purchaser have not resolved such dispute within thirty (30) days of the receipt by Emmis of Purchaser’s comments, the dispute shall be referred to the Accounting Firm for resolution in accordance with the Intended Tax Treatment pursuant to the dispute resolution principles and terms set forth in Section 3.1(j).  The findings of the Accounting Firm shall be final and binding on the Parties (including, for the avoidance of doubt, all determinations as to the valuation and tax basis allocation matters that are the subject of the Class A Valuation Statement and the Emmis Tax Basis Estimate).     Upon final resolution of disputed items, the Emmis Tax Basis Estimate and Class A Valuation Statement shall be adjusted to reflect such resolution.  The Emmis Tax Basis Estimate and Class A Valuation Statement as finalized pursuant to this Section 9.19(b) shall be collectively thereafter referred to as the “Tax Basis Statement.”  Any adjustments to the Emmis Purchase Price made pursuant to this Agreement made after the finalization of the Tax Basis Statement pursuant to this Section 9.19(b) shall be reflected in amendments to the Tax Basis Statement made by Purchaser in good faith that reflect the principles set forth in the Tax Basis Statement.

(c)The Parties hereto and their respective Affiliates hereby covenant and agree to (i) be bound by the Tax Basis Statement and Intended Tax Treatment for all Tax Purposes, (ii) prepare and file all relevant Tax Returns on a basis consistent with the Tax Basis Statement and Intended Tax Treatment and (iii) not take any position on any Tax Return, before any Governmental Entity charged with the collection of any Tax, or in any judicial proceeding that is in any way inconsistent with the Tax Basis Statement and Intended Tax Treatment unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(d)At least three days prior to the Closing, Emmis shall deliver to Purchaser a written statement setting forth its good faith estimate of the fair market value of the Class A Common Stock to be received by Emmis as a component of the Total Emmis Consideration (the “Class A Valuation Statement”).

Article X

Access to Information

Section 10.1Provision of Information. Notwithstanding anything herein to the contrary and subject to the restrictions for Privileged Information or Confidential Information set forth herein and any appropriate restrictions for Personal Information, the Parties agree that the obligation of Emmis to deliver Information (excluding any Intellectual Property related thereto) that is part of the Mediaco Assets to Mediaco from and after the Distribution will be governed by this Article X. Subject to the terms of this Article X:

(a)Prior to or as promptly as practicable following the Closing Date, Emmis shall deliver to Mediaco at the address specified for notices to Purchaser in Section 13.2 below (or to such other address in the continental United States as may be designated by Purchaser to Emmis no less than ten (10) days prior to the Closing Date), (i) complete copies of the Information constituting Mediaco Assets that are continuing property records, (ii) accurate copies of the Information constituting or concerning Mediaco Assets and Mediaco Liabilities that is contained in the Dataroom which Purchaser has had access prior to the date hereof, together with such other information to be made available between the date hereof and the Closing Date in the Dataroom, and such additional Information constituting or concerning Mediaco Assets and/or Mediaco Liabilities that is in the same general categories as the existing Information in the Dataroom and is added to the Dataroom by Emmis (using reasonable best efforts to do so) immediately prior to the Closing Date and (iii) minute books and organizational documents of Mediaco and the Mediaco Subsidiaries.

(b)Following the Closing Date until the seventh (7th) anniversary thereof and except in connection with any dispute among Emmis and any of its Subsidiaries, on the one hand, and Mediaco and any of its Subsidiaries, on the other hand (which shall be governed by such discovery rules as may be applicable thereto), Emmis shall deliver or make available to Mediaco from time to time, upon the reasonable request of Mediaco, Information in Emmis’ possession and not provided pursuant to Section 10.1(b) relating directly or primarily to the Mediaco Assets, the Mediaco Business or the Mediaco Liabilities, including, in each case, all: (i) Contracts, (ii) litigation files and (iii) all other Information that constitutes Mediaco Assets or relates directly to any Mediaco Liability, in each case to the extent they are material to the conduct of the Mediaco Business following the Closing Date. Emmis also will cooperate with Mediaco to accommodate Mediaco’s reasonable requests from time to time following the Closing Date for other Information relating directly or primarily to the Mediaco Assets, the Mediaco Business or the Mediaco Liabilities. Subject to Section 10.5, Emmis may retain complete and accurate copies of such Information. Emmis shall maintain all such Information consistently with Emmis’ ordinary course document retention policies except to the extent that any such Information has already been provided to Mediaco or has been offered to and declined by the Mediaco and in accordance with Section 10.4 following the Closing Date. The out-of-pocket costs and expenses incurred in the identification, isolation and provision of Information to the Mediaco Group (and in the case of any Information provided pursuant to the second sentence of this paragraph, a reasonable internal cost allocation) shall be paid for (i) by the Mediaco Group if incurred after the Closing and (ii) by Emmis if incurred prior to the Closing. Information shall be provided as promptly as practicable upon request by Mediaco and with due regard for other commitments of Emmis personnel and the materiality of the information to Mediaco (including the need to comply with any legal or regulatory requirement of any Governmental Authority).

(c)Notwithstanding anything in this Agreement to the contrary, Emmis and its Subsidiaries shall not be required to provide access, retain, deliver or disclose Information, where such access, retention, delivery or disclosure would conflict with any (i) Law (including Privacy and Information Security Requirements) or Order applicable to Emmis or any of its Subsidiaries or the assets, information or operation of the Emmis Business or the Mediaco Business, (ii) Contract to which Emmis or any of its Subsidiaries is a party or by which any of the assets or properties of Emmis or any of its Subsidiaries is bound, (iii) Consent previously given by any natural person relating to the collection, acquisition, storage, protection, use, disclosure, transfer or any other processing (as defined by any applicable Law) of data (including Personal Information), or (iv) result in the disclosure of competitively sensitive information; provided, that Emmis and its Subsidiaries shall have used reasonable best efforts to provide such access or make such disclosure in a form or manner that would not conflict with any such Law, Order, Contract, Consent or other obligation.

Section 10.2Privileged Information.

(a)Each Party acknowledges that: (i) each of Emmis and Mediaco (and the members of the Emmis Group and the Mediaco Group, respectively) has or may obtain Privileged Information; (ii) there are or may be a number of Litigation Matters affecting each or both of Emmis and Mediaco; (iii) both Emmis and Mediaco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution Mediaco Business or Emmis Business or, in the case of the Mediaco Group, relating to or arising in connection with the relationship among Emmis and its Subsidiaries on or prior to the Closing Date; and (iv) both Emmis and Mediaco intend that the transactions contemplated hereby and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b)Each of Emmis and Mediaco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution Mediaco Business or Emmis Business, as applicable, or, in the case of the Mediaco Group, relating to or arising in connection with the relationship among Emmis and its Subsidiaries on or prior to the Closing Date, without providing prompt written notice to and obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, that Mediaco and Emmis shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution Mediaco Business or Emmis Business, respectively. In the event of a disagreement between any member of the Emmis Group and any member of the Mediaco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this paragraph.

(c)Upon any member of the Emmis Group or any member of the Mediaco Group receiving any subpoena or other compulsory disclosure notice from a court or other Governmental Authority which requests disclosure of Privileged Information, in each case relating to pre-Distribution Mediaco Business or Emmis Business, as applicable, or, in the case of the Mediaco Group, relating to or arising in connection with the relationship among Emmis and its Subsidiaries on or prior to the Closing Date, the recipient of the notice shall (to the extent consent is required in connection with the disclosure of such Privileged Information under paragraph (b) of this Section 10.2(c)) as promptly as practicable provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed and the proposed date of disclosure. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section 10.2(c), the Parties shall cooperate to assert all defenses to disclosure claimed by either such Party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

(d)Notwithstanding anything to the contrary herein, this Section 10.2 shall not apply to Information referred to in clauses (i) and (ii) of Section 10.1(c).

Section 10.3Production of Witnesses. Subject to Section 10.2, after the Closing Date, each of Emmis and Mediaco shall, and shall cause each member of its Group to, use its reasonable best efforts to make available to Mediaco or Emmis or any member of the Mediaco Group or of the Emmis Group, as the case may be, upon reasonable prior written request, such Group’s directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting Party may from time to time be involved and relating to the pre-Distribution Mediaco Business or the Emmis Business, as applicable, or, in the case of the Mediaco Group, relating to or in connection with the relationship among Emmis and its Subsidiaries on or prior to the Closing Date. The out-of-pocket costs and expenses incurred in the provision of such witnesses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses) shall be paid by the Party requesting the availability of such persons; provided, that the out-of-pocket costs and expenses incurred in the provision of such witnesses to the Mediaco Group (including a reasonable internal cost allocation) shall be paid for by Mediaco. In connection with any matter contemplated by this Section 10.3, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

Section 10.4Retention of Information. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Emmis and Mediaco shall, and shall cause each member of its Group to, retain all Information (including any Confidential Information) in such Party’s Group’s possession or under its control, relating directly to the pre-Distribution business, Assets or Liabilities of the other Party’s Group (such information “Retained Information”) for so long as such Information is required to be retained pursuant to such Party’s ordinary course document retention policies as of such time or such later date as may be required by Law (including any Privacy and Information Security Requirements), except that if, prior to the expiration of such period, any member of either Party’s Group wishes to destroy or dispose of any such Retained Information that is at least five (5) years old, prior to destroying or disposing of any of such Retained Information, (a) the Party whose Group is proposing to dispose of or destroy any such Retained Information shall provide no less than thirty (30) days’ prior written notice to the other Party, specifying the Retained Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Retained Information proposed to be destroyed or disposed of be delivered to such other Party, the Party whose Group is proposing to dispose of or destroy such Retained Information promptly shall arrange for the delivery of the requested Retained Information to a location specified by, and at the expense of, the requesting Party. This Section 10.4 shall not apply to Information referred to in clauses (i) and (ii) of Section 10.1(c).

Section 10.5Confidentiality.

(a)The Parties acknowledge that in connection with the Transactions, the Parties have disclosed and will continue to disclose to each other Information, including Confidential Information. The Parties agree that, after the Closing, Information that constitutes a Mediaco Asset shall be Information of Mediaco for purposes of this Section 10.5 and Emmis shall be deemed a receiving party of such Information for purposes of this Section 10.5.

(b)Subject to Section 10.2, which shall govern Privileged Information, from and after the Closing Date, the Parties shall hold, and shall cause each of their respective controlled Affiliates to hold, and each of the foregoing shall cause their respective Representatives to hold, in strict confidence, and not to disclose to any other Person (including by issuing a press release or otherwise making any public statement), use, for any purpose other than as expressly permitted pursuant to this Agreement or the other Transaction Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Subsidiaries; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective controlled Affiliates are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Mediaco and Emmis further agree to use reasonable best efforts (and to cause each of their respective controlled Affiliates to use reasonable best efforts) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Party subject to such demand or request, as applicable, shall provide the other with prompt written notice of any such request or requirement so that the other Party has an opportunity to seek a protective order or other appropriate remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is in the opinion of outside counsel necessary to be disclosed and shall use its reasonable best efforts to ensure confidential treatment is accorded to such disclosed information.

(c)If the Closing is not consummated, each Party shall promptly (i) deliver or cause to be delivered to any requesting Party (and if in electronic format, delete or destroy or cause to be deleted or destroyed) all Confidential Information furnished to it or to any of its Affiliates by such requesting Party and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law. Upon the written request of such requesting Party, the Party subject to such request shall cause one of its duly authorized officers to certify promptly in writing to such requesting Party that all Confidential Information has been returned, destroyed or deleted as required by the preceding sentence.

(d)Emmis and Purchaser acknowledge that they have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and that the provisions of this Section 10.5 are in furtherance of, and do not limit the obligations of, Emmis and Purchaser under the Confidentiality Agreement.

(e)Notwithstanding anything to the contrary herein, this Section 10.5 shall not apply to (i) Information referred to in clauses (i) and (ii) of Section 10.1(c) or (ii) any non-controlled Affiliate of either Party except to the extent such non-controlled Affiliate receives Confidential Information with respect to Mediaco, Emmis, or any of their respective Subsidiaries, as applicable.

Section 10.6Cooperation with Respect to Government Reports and Filings. Emmis, on behalf of itself and each member of the Emmis Group, agrees to provide any member of the Mediaco Group, and Mediaco, on behalf of itself and each member of the Mediaco Group, agrees to provide any member of the Emmis Group, with such cooperation and Information (in each case, with respect to the Mediaco Business only) as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting or responding to any other government proceeding relating to the pre-Distribution business of the Emmis Group or the Mediaco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Closing Date. Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any Governmental Authority that relate to the Emmis Group, in the case of the Mediaco Group, or the Mediaco Group, in the case of the Emmis Group. All cooperation provided under this Section 10.6 shall be provided at the expense of the Party requesting such cooperation; provided, that any such expense of Mediaco (or any other member of the Mediaco Group) incurred prior to the Closing shall be borne by Emmis. Each Party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder. This Section 10.6 shall not apply to Information referred to in clauses (i) and (ii) of Section 10.1(c).  For the avoidance of doubt, none of Emmis, Mediaco or any of their respective Affiliates will be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing any assets, licenses, operations, rights, product lines, business or interests therein of Mediaco or Emmis or any of their respective Affiliates or agree to make any material changes or restriction on, or other impairment of Mediaco’s or Emmis’ or either of their respective Affiliates’ ability to own, operate or exercise rights in respect of such assets, licenses, operations, rights, product lines, businesses or interests therein for the purpose of complying with Emmis’ or Mediaco’s obligations under this Section 10.6.

Article XI

termination rights

Section 11.1Termination.

(a)This Agreement may be terminated by either Emmis or Purchaser upon written notice to the other Party, if:

(i)the other Party is in material breach of this Agreement and such breach has been neither cured or agreed to be cured in a manner reasonably acceptable to the non-breaching Party within the cure period allowed under subsection (e) below nor waived by the Party giving such termination notice and in each such case such breach would give rise to the failure of a condition in Section 4.2, Section 4.3, Section 4.4 or Section 4.5 provided that the Party seeking to terminate is not in material breach of this Agreement;

(ii)a court of competent jurisdiction or Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and nonappealable; or

(iii)Closing has not occurred by December 31, 2019; provided, however, that such date shall be extended to March 31, 2020 if, on or before December 31, 2019, either (A) the SEC shall not have completed its review of the Mediaco Form 10 or (B) the FCC Consents have not been granted by initial order; further provided that the right to terminate this Agreement under this Section 11.1(a)(iii) shall not be available to a party whose breach of this Agreement caused the Closing not to occur.

(b)This Agreement may be terminated by mutual written consent of Emmis and Purchaser.

(c)Emmis may terminate this Agreement by written notice to Purchaser in the event that Purchaser fails to close on the transactions contemplated by this Agreement when all of Mediaco’s and Purchaser’s Closing conditions have been satisfied in full (or would be satisfied with delivery at Closing and Emmis stands ready, willing and able to make such delivery) or waived by Mediaco and Purchaser.

(d)Purchaser may terminate this Agreement by written notice to Emmis in the event that Emmis fails to close on the transactions contemplated by this Agreement when all Purchaser’s Closing conditions have been satisfied in full (or would be satisfied with delivery at Closing and Purchaser stands ready, willing and able to make such delivery) or waived by Emmis.

(e)If either Party believes the other to be in breach or default of this Agreement, the non-defaulting Party shall, prior to exercising its right to terminate under Section 11.1(a)(i), provide the defaulting Party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay its respective purchase price, the defaulting Party shall have fifteen (15) days from receipt of such notice to cure such default or if such default is not capable of being cured in fifteen days of such notice, the defaulting Party shall have agreed to cure such default in a manner reasonably acceptable to the non-breaching Party.

Article XII

employee matters

Section 12.1Employee Lease. At Closing, the Station Employees shall remain employed by Emmis and leased to Mediaco pursuant to and subject to the terms and conditions of the Employee Leasing Agreement. “Station Employees” means the employees listed on Schedule 12.1 who are employed by Emmis as of Closing and leased to Mediaco pursuant to the Employee Leasing Agreement.

Section 12.2No Assumption of Emmis Plans. Mediaco shall not assume any of the Emmis Plans and Emmis shall be responsible for all liabilities and obligations of the Emmis Plans.

Section 12.3COBRA Obligations. Emmis will be solely responsible for any obligations for continuation coverage under section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA with respect to all of the Station Employees and any other former employees of Emmis, including Employees on Leave, with respect to any “qualifying event” that occurred on or before the Closing Date or, if later, on or before the date any such Station Employee becomes an employee of Mediaco.

Article XIII

Miscellaneous

Section 13.1Expenses. Except as otherwise provided elsewhere in this Agreement, each Party shall be solely responsible for and shall pay all other costs and expenses (including attorney and accounting fees) incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

Section 13.2Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (d) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to Emmis or, prior to the Closing, to Mediaco:

One Emmis Plaza, Suite 700

40 Monument Circle

Indianapolis, Indiana 46204

Telephone: 317.684.6565

Facsimile: 317.684.5583

Attention: Legal Department

with a copy (which shall not constitute notice) to:

Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, IN  46204-2023

Telephone: 317.713.3569
Facsimile:  317.713.3699
Attention:  Ian D. Arnold

If to Mediaco after the Closing:

[to come]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street

Philadelphia, PA 19103

Telephone: 215.963.5061
Facsimile: 215.963.5001
Attention: Justin W. Chairman

If to Purchaser:

767 Fifth Ave, 12th Floor

New York, NY 10153

Telephone: 212.257.4728
Facsimile: 212.257.4709
Attention: Gail Steiner, General Counsel

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street

Philadelphia, PA 19103

Telephone: 215.963.5061
Facsimile: 215.963.5001
Attention: Justin W. Chairman

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to Emmis will be deemed notice to all members of the Emmis Group, and any notice to Mediaco will be deemed notice to all members of the Mediaco Group.

Section 13.3Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 13.4Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 13.5Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 13.6Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void, except that, prior to the Closing, Mediaco may assign any or all of its rights and interests under this Agreement without the consent of the other Parties hereto (a) to any Person providing any Debt Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Debt Financing or (b) to any purchaser of all or substantially all of the assets of such Person; provided, however, that, in each case, no such assignment shall release Mediaco from any liability or obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 13.7No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except (a) as provided in Article VIII relating to certain indemnitees and the release of certain Liabilities and (b) with respect to any Lender as contemplated by Sections 11.1, 13.6, 13.7, 13.9, 13.11, 13.12, 13.13, 13.15, and 13.16, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 13.8Entire Agreement. This Agreement and each Schedule of the Emmis/Mediaco Disclosure Schedules hereto, the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall control.

Section 13.9Governing Law.

(a)This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b)Each of the parties agree that, except as specifically set forth in the documents governing the Debt Financing, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders in any way relating to the Debt Financing, will be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 13.10Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 13.11Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party; provided, that, notwithstanding anything in this Agreement to the contrary, the provisions relating to the Debt Financing and the Lender set forth in this Agreement (including this Section 13.11 and Sections 11.1, Section 13.6, Section 13.7, Section 13.9, Section 13.12, Section 13.13, Section 13.15, and Section 13.16) may not be amended in a manner adverse to the Lenders without the written consent of the Lenders.

Section 13.12WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 13.13JURISDICTION; SERVICE OF PROCESS.

(a)ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN DELAWARE STATE COURT AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF INDIANA). EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES AND CONSENTS TO PERSONAL JURISDICTION, SERVICE OF PROCESS AND VENUE IN THE AFORESAID COURTS AND WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS Section 13.13, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN Section 13.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(b)Notwithstanding anything in this Agreement to the contrary, each of the parties hereto acknowledges and irrevocably agrees (i) that any legal proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Lenders arising out of, or relating to the Debt Financing or the performance of services related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the documents governing the Debt Financing will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (v) any such legal proceeding will be governed and construed in accordance with the laws of the State of New York.

Section 13.14Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 13.15Damages Waiver. No Party shall be liable to another Party or any of its Affiliates (or any of their respective Related Parties) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim).

Section 13.16Lenders. Notwithstanding anything to the contrary contained in this Agreement, (i) neither Emmis nor any of its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against the Lenders (in their capacities as such) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing, whether in law or equity, in contract, in tort or otherwise, and (ii) the Lenders (in their capacities as such) shall not have any liability (whether in contract, in tort or otherwise) to Emmis or any of its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing, whether at law or equity, in contract, in tort or otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

EMMIS COMMUNICATIONS CORPORATION By: /s/ Jeffrey H. Smulyan Name: Jeffrey H. Smulyan Title: Chairman of the Board and CEO
MEDIACO HOLDING INC. By: /s/ Jeffrey H. Smulyan Name: Jeffrey H. Smulyan Title: CEO
SG BROADCASTING LLC By: /s/ Soohyung Kim Name: Soohyung Kim Title: Chief Executive Officer

Standard General L.P., on behalf of all of the funds for which it serves as investment advisor (collectively, “SG”), does hereby absolutely, unconditionally, and irrevocably guarantee to Emmis the full and complete performance and the full and prompt payment of Purchaser’s obligations pursuant to Section 3.2(c) of this Agreement. SG agrees that its liability pursuant to this guaranty shall be primary and not as a surety, and that in any right of action which shall accrue to Emmis hereunder Emmis may, at his option, proceed against SG without having commenced any action or having obtained any judgment against the Purchaser.  SG waives notice of default in the performance by the Purchaser of its obligations pursuant to Section 3.2(c) of this Agreement.  SG shall remain liable under this Guaranty unless specifically released in writing by Emmis.  SG hereby agrees that no delay, waiver, or accommodation on the part of Emmis in the exercise of any right, power or privilege with respect to the Purchaser’s obligations shall operate as a waiver of such right, power or privilege, or as a release or diminution in the obligation of SG hereunder. SG further agrees to be bound by the following provisions of this Agreement in connection with any interpretation or enforcement of this guaranty: Section 13.2 (Notices) (with SG receiving notices at the same address and other information as Purchaser), Section 13.3 (Interpretation), Section 13.9 (Governing Law), Section 13.12 (Waiver of Jury Trial), and Section 13.13 (Jurisdiction; Service of Process).

STANDARD GENERAL L.P., By: /s/ Soohyung Kim Name: Soohyung Kim Title: Chief Executive Officer